EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

by and between

BAYCOM CORP

and

PACIFIC ENTERPRISE BANCORP

Dated as of September 7, 2021

TABLE OF CONTENTS

Page

PREAMBLE	1

RECITALS	1

ARTICLE I THE MERGER	1

1.1	The Merger	1
1.2	Effective Time	2
1.3	Effects of the Merger	2
1.4	Conversion of Stock	2
1.5	PEB Stock Options	3
1.6	Incorporation Documents and By-Laws of the Surviving Company	4
1.7	Directors and Officers	4
1.8	Additional Actions	4
1.9	The Bank Merger	5
1.10	Change in Structure.	5

ARTICLE II EXCHANGE OF SHARES	5

2.1	Exchange Agent	5
2.2	BayCom to Make Merger Consideration Available	5
2.3	Exchange of Shares	5

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PEB	8

3.1	Corporate Organization	8
3.2	Capitalization	9
3.3	Authority; No Violation	10
3.4	Consents and Approvals	10
3.5	Reports	11
3.6	Financial Statements and Internal Controls	11
3.7	Broker’s Fees	12
3.8	Absence of Certain Changes or Events	13
3.9	Legal Proceedings	13
3.10	Taxes and Tax Returns	13
3.11	Employees	14
3.12	Compliance with Applicable Law	17
3.13	Certain Contracts	18
3.14	Agreements with Regulatory Agencies	19
3.15	Risk Management Instruments	19
3.16	Environmental Matters.	19
3.17	Investment Securities and Commodities	19
3.18	Title	20
3.19	Intellectual Property	20
3.20	Related Party Transactions	21
3.21	State Takeover Laws	21
3.22	Reorganization	21
3.23	Opinion of Financial Advisor	22
3.24	PEB Information	22
3.25	Loan Portfolio	22
3.26	Insurance	23
3.27	Fiduciary Business	23
3.28	Books and Records	23
3.29	Indemnification	23
3.30	Completeness of Representations	23

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BAYCOM	24

4.1	Corporate Organization	24
4.2	Capitalization	25
4.3	Authority; No Violation	25
4.4	Consents and Approvals	26
4.5	Reports	26
4.6	Financial Statements and Internal Controls	26
4.7	Absence of Certain Changes or Events	28
4.8	Legal Proceedings	28
4.9	Taxes and Tax Returns	28
4.10	Employees	29
4.11	SEC Reports	30
4.12	Compliance with Applicable Law	30
4.13	Agreements with Regulatory Agencies	31
4.14	Risk Management Instruments	31
4.15	Environmental Matters	31
4.16	Investment Securities and Commodities	32
4.17	Title	32
4.18	Intellectual Property	32
4.19	Reorganization	33
4.20	BayCom Information	33
4.21	Loan Portfolio	33
4.22	Insurance	34
4.23	Regulatory Approval	34
4.24	Pro Forma Capital Requirements	34
4.25	Completeness of Representations	34

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS	35

5.1	PEB Conduct of Businesses Prior to the Effective Time	35
5.2	PEB Forbearances	35
5.3	BayCom Conduct of Business Prior to the Effective Time	38
5.4	BayCom Forbearances	38

ARTICLE VI ADDITIONAL AGREEMENTS	39

6.1	Regulatory Matters	39
6.2	Access to Information; Current Information	41
6.3	Shareholder Meetings	42
6.4	Reservation of Common Stock; Nasdaq Listing	43
6.5	Employee Matters	43
6.6	Officers’ and Directors’ Tail Insurance; Indemnification	45
6.7	No Solicitation	46
6.8	Bank Director	47
6.9	Notification of Certain Matters	47
6.10	Correction of Information	47
6.11	Integration	47
6.12	Coordination; Integration	48
6.13	Delivery of Agreements	48
6.14	Tangible Shareholders’ Equity	48

ARTICLE VII CONDITIONS PRECEDENT	49

7.1	Conditions to Each Party’s Obligations	49
7.2	Conditions to Obligations of BayCom	50
7.3	Conditions to Obligations of PEB	51

ARTICLE VIII TERMINATION AND AMENDMENT	52

8.1	Termination	52
8.2	Effect of Termination	53

8.3	Fees and Expenses	53
8.4	Termination Fee	53
8.5	Amendment	54
8.6	Extension; Waiver	54

ARTICLE IX GENERAL PROVISIONS	54

9.1	Closing	54
9.2	Nonsurvival of Representations, Warranties and Agreements	54
9.3	Notices	54
9.4	Interpretation	55
9.5	Counterparts	55
9.6	Entire Agreement	56
9.7	Governing Law, Jurisdiction, Venue and Construction	56
9.8	Publicity	56
9.9	Assignment; Third Party Beneficiaries	56
9.10	Specific Performance; Time of the Essence	56
9.11	Disclosure Schedule	57
9.12	Waiver of Jury Trial	57

SIGNATURES	58

EXHIBITS

Exhibit A	Form of Pacific Enterprise Bancorp Voting Agreement
Exhibit B	Form of Director Resignation, Non-Solicitation and Non-Disclosure Agreement
Exhibit C	Form of Executive Resignation, Non-Solicitation and Non-Disclosure Agreement
Exhibit D	Form of BayCom Voting Agreement
Exhibit E	Form of Agreement of Merger
Exhibit F	Form of Bank Agreement of Merger
Exhibit G	Third Party Consents

INDEX OF DEFINED TERMS

Definition	Page

Acceptable Confidentiality Agreement	46
Acquisition Proposal	47
Agreement	1
Agreement of Merger	2
Bank Merger	5
Bank Merger Certificates	5
Bank Plan of Merger	5
BayCom	1
BayCom Adjusted Tangible Shareholders’ Equity	49
BayCom Articles	24
BayCom Average Closing Price	3
BayCom Benefit Plans	29
BayCom Board Recommendation	42
BayCom Bylaws	24
BayCom Common Stock	2
BayCom Disclosure Schedule	24
BayCom ERISA Affiliate	29
BayCom Leased Properties	32
BayCom Owned Properties	32
BayCom Real Property	32
BayCom Regulatory Agreement	31
BayCom Reports	30
BayCom Restricted Stock Award	25
BayCom Shareholder Approval	25
BayCom Shareholder Meeting	42
BayCom Stock Plans	25
BayCom Subsidiary	24
BayCom Transaction Expenses	49
BayCom Voting Agreement	1
BHC Act	8
California Secretary of State	2
Cancelled Shares	2
CGCL	1
Change in Recommendation	46
Claim	46
Closing	55
Closing Date	54
Code	1
Confidentiality Agreement	42
Covered Employees	43
Determination Date	48
DFPI	10
Disclosure Schedule	57
Dissenting Shares	2
DPC Common Shares	2
Effective Time	2
End Date	52
Enforceability Exception	10
Environmental Laws	19

v

ERISA	14
Exchange Act	21
Exchange Agent	5
Exchange Agent Agreement	5
Exchange Fund	5
Exchange Ratio	2
Existing Certificate	2
FDIC	8
Federal Reserve Board	10
FHLB	8
Form S-4	10
Governmental Entity	10
Intellectual Property	20
In-the-Money PEB Stock Option	3
IRS	13
IT Assets	21
Letter of Transmittal	5
Liens	9
Loan Package	37
Loans	22
Material Adverse Effect	8
Merger	1
Merger Consideration	2
Monetary Liens	20
Multiemployer Plan	15
Multiple Employer Plan	16
Multiple Employer Welfare Arrangement	15
Non-Solicitation Agreement	1
Parties	1
PEB	1
PEB Adjusted Tangible Shareholders’ Equity	48
PEB Articles	8
PEB Bank Call Reports	12
PEB Benefit Plans	15
PEB Board Recommendation	42
PEB Bylaws	8
PEB Common Stock	2
PEB Confidential Information	46
PEB Contract	18
PEB Disclosure Schedule	7
PEB ERISA Affiliate	14
PEB Financial Statements	11
PEB Indemnified Party	45
PEB Individuals	46
PEB Leased Properties	20
PEB Owned Properties	20
PEB Qualified Plans	15
PEB Real Property	20
PEB Regulatory Agreement	19
PEB Representatives	46
PEB Restricted Stock Award	9
PEB Shareholder Approval	10
PEB Shareholder Meeting	42

PEB Stock Option	3
PEB Stock Option Consideration	3
PEB Stock Plans	4
PEB Subsidiary	8
PEB Transaction Expenses	48
PEB Voting Agreement	1
Permitted Encumbrances	20
Proxy Statement	10
PTO	43
Regulatory Agencies	11
Requisite Regulatory Approvals	35
Sarbanes-Oxley Act	27
SEC	10
Securities Act	9
SRO	10
Subsidiary	8
Superior Proposal	47
Surviving Bank	5
Surviving Company	1
Takeover Statutes	21
Tax	14
Tax Return	14
Taxes	14
Termination Fee	53
to the knowledge of BayCom	27
to the knowledge of PEB	11
Total Payments	45
Treasury	13
Trust Account Common Shares	3
Unduly Burdensome Condition	50

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of September 7, 2021 (this “Agreement”), by and between BayCom Corp, a California corporation (“BayCom”), and Pacific Enterprise Bancorp, a California corporation (“PEB”, and together with BayCom, the “Parties”).

RECITALS

A.           The respective Boards of Directors of each of the Parties have determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of their respective companies and shareholders with this Agreement providing for a business combination transaction in which PEB will, on the terms and subject to the conditions set forth in this Agreement, merge with and into BayCom (the “Merger”), with BayCom as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Company”).

B.            As a condition to the willingness of BayCom to enter into this Agreement, all of the directors and executive officers of PEB have entered into the Voting Agreement (“PEB Voting Agreement”), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with BayCom.

C.            As a condition to the willingness of BayCom to enter into this Agreement, (i) all of the non-employee directors of PEB have entered into a resignation, non-solicitation and non-disclosure agreement, substantially in the form attached hereto as Exhibit B, dated as of the date hereof but effective upon consummation of the Merger, with BayCom, and (ii) all of the executive officers of PEB and PEB Bank have entered into a resignation, non-solicitation and non-disclosure agreement, substantially in the form attached hereto as Exhibit C, dated as of the date hereof but effective upon consummation of the Merger, with BayCom, United Business Bank, PEB and Pacific Enterprise Bank (“PEB Bank”) (each such agreement with a director or executive officer referred to herein as a “Non-Solicitation Agreement”).

D.            As a condition to the willingness of PEB to enter into this Agreement, all of the directors and executive officers of BayCom have entered into the Voting Agreement (“BayCom Voting Agreement”), substantially in the form attached hereto as Exhibit D, dated as of the date hereof, with PEB.

E.            The Parties intend the Merger to be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and intend for this Agreement to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

F.            The Parties desire to make certain covenants, representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I

THE MERGER

1.1          The Merger. Subject to the terms and conditions of this Agreement, in accordance with the California General Corporation Law, as amended (the “CGCL), at the Effective Time (as defined in Section 1.2), PEB shall merge with and into BayCom. BayCom shall be the Surviving Company in the Merger and shall continue its existence as a corporation under the laws of the State of California. As of the Effective Time, the separate corporate existence of PEB shall cease.

1.2          Effective Time. Subject to the terms and conditions of this Agreement, simultaneously with the Closing (as defined in Section 9.1), the Parties shall execute, and BayCom shall cause to be filed with the Secretary of State of the State of California (the “California Secretary of State) an Agreement of Merger in substantially the form attached hereto as Exhibit E (the “Agreement of Merger”) to be certified by the California Secretary of State pursuant to Section 1103 of the CGCL, with an officers' certificate of each party. The Merger shall become effective as of the filing of the Agreement of Merger and the officers' certificates required by Section 1103 of the CGCL with the California Secretary of State, or such later date and time as may be set forth in such filing (the time the Merger becomes effective being referred to as the "Effective Time.")

1.3          Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the CGCL.

1.4          Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of PEB, BayCom or the holders of any of the following securities:

(a)            BayCom Common Stock. Each share of common stock, no par value, of BayCom (“BayCom Common Stock”) issued and outstanding immediately prior to the Effective Time shall continue to be one validly issued, fully paid and non-assessable share of common stock, no par value, of the Surviving Company.

(b)            PEB Common Stock. Subject to Sections 1.4(c) and 1.4(d), each share of common stock, no par value, of PEB (“PEB Common Stock”) issued and outstanding immediately prior to the Effective Time, including Trust Account Common Shares and DPC Common Shares (as such terms are defined in Section 1.4(c)) and shares subject to unvested PEB Restricted Stock Awards (as defined in Section 3.2(a)), but excluding any Cancelled Shares (as defined Section 1.4(c)) and Dissenting Shares (as defined in Section 1.4(d)), shall be converted, in accordance with the procedures set forth in Article II, into the right to receive 1.0292 shares (the “Exchange Ratio”) of BayCom Common Stock (such consideration, the “ Merger Consideration”). All of the shares of PEB Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of PEB Common Stock (each, an “Existing Certificate,” it being understood that any reference to an “Existing Certificate” shall be deemed, as appropriate, to include reference to book-entry account statements relating to the ownership of PEB Common Stock, and it being further understood that provisions herein relating to Existing Certificates shall be interpreted in a manner that appropriately accounts for book-entry shares, including that, in lieu of delivery of an Existing Certificate and a letter of transmittal as specified herein, shares held in book-entry form may be transferred by means of an “agent’s message” or similar mechanism to the Exchange Agent (defined in Section 2.1) or such other similar evidence of transfer as the Exchange Agent may reasonably request) shall thereafter represent only the right to receive the Merger Consideration and any cash in lieu of a fractional share interest into which the shares of PEB Common Stock represented by such Existing Certificate have been converted pursuant to this Section 1.4 and Section 2.3(f), as well as any dividends as provided in Section 2.3(c)). Each unvested share subject to a PEB Restricted Stock Award shall become fully vested at the Effective Time.

(c)            Cancelled Shares. Shares of PEB Common Stock that are owned immediately prior to the Effective Time by PEB, any PEB Subsidiary, BayCom or any BayCom Subsidiary (other than shares of PEB Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares” and other than shares of PEB Common Stock held, directly or indirectly, by PEB, any PEB Subsidiary, BayCom or any BayCom Subsidiary in respect of a debt previously contracted (any such shares, “DPC Common Shares”)) shall be cancelled and shall cease to exist and no stock of BayCom or other consideration shall be delivered in exchange therefor (any such shares, the “Cancelled Shares”).

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(d)            Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, all shares of PEB Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder that has perfected her, his or its right to dissent pursuant to Chapter 13 of the CGCL, including making a demand of PEB to purchase her, his or its shares pursuant to Section 1301 of the CGCL and submitting her, his or its shares for endorsement pursuant to Section 1302 of the CGCL, and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the CGCL. No later than ten (10) days following the date of PEB shareholder approval of the Merger, PEB shall provide each record holder of PEB common stock entitled to vote on the Merger, with notice including the information set forth in Section 1301 (a) of the CGCL. PEB shall give BayCom prompt notice upon receipt by PEB of any such written demands for payment of the fair value of such shares of PEB Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the CGCL. If any holder of Dissenting Shares shall have effectively withdrawn or lost the right to dissent (through failure to perfect or otherwise), the Dissenting Shares held by such holder shall be converted on a share by share basis into the right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement, without any interest thereon. Any payments made in respect of Dissenting Shares shall be made by or at the direction of BayCom within the time period set forth in the CGCL. PEB shall give BayCom (i) prompt notice of any written notices of intent to demand payment under the CGCL or other written notices relating to the exercise of dissenters’ rights in respect of any shares of PEB Common Stock, attempted withdrawals of such notices and any other instruments served pursuant the CGCL and received by PEB relating to shareholders’ dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the CGCL. PEB shall not, except with the prior written consent of BayCom, which is not to be unreasonably withheld, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Article II to pay for shares of PEB Common Stock for which dissenters’ rights have been perfected shall be returned to BayCom upon demand.

(e)            Anti-dilutive Adjustment. If, between the date of this Agreement and the Effective Time, the outstanding shares of BayCom Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio to provide the holders of PEB Common Stock converted into Merger Consideration the same economic effect as contemplated by this Agreement with respect to the stock portion of the Merger Consideration prior to such event.

1.5          PEB Stock Options.

(a)            At the Effective Time, each option granted by PEB to purchase shares of PEB Common Stock (a "PEB Stock Option”) under PEB Stock Plans (as defined in Section 1.5(d)), that is outstanding and unexercised immediately prior to the Effective Time with an exercise price per share which is less than the product of (i) the BayCom Average Closing Price multiplied by (ii) the Exchange Ratio (an “In-the-Money PEB Stock Option”), whether or not then vested or exercisable, shall be automatically cancelled and shall only entitle the holder thereof to receive as soon as reasonably practicable following the Effective Time, an amount in cash, without any interest and subject to any required Tax withholding, equal to the positive difference between (A) the product of (i) the BayCom Average Closing Price and (ii) the Exchange Ratio, and (B) the exercise price per share, multiplied by the number of shares of PEB Common Stock subject to such In-the-Money PEB Stock Option (the “PEB Stock Option Consideration”). For the avoidance of doubt, any PEB Stock Option with an exercise price per share which is equal to or greater than the product of (i) the BayCom Average Closing Price multiplied by (ii) the Exchange Ratio shall be cancelled at the Effective Time for no consideration or payment. For purposes of this Agreement, “BayCom Average Closing Price” means the average of the volume weighted price (rounded to the nearest one ten thousandth) of BayCom Common Stock on the Nasdaq Stock Market, Inc. for the fifteen (15) consecutive trading days immediately preceding the Closing Date.

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(b)           At least five (5) business days prior to the Closing Date, PEB shall obtain and deliver to BayCom a written option cancellation and release agreement from the holders of all the PEB Stock Options, which shall be in form and substance reasonably satisfactory to BayCom, providing (i) in the case of an In-the-Money PEB Stock Option, the agreement of the holder to the payment of the PEB Stock Option Consideration in cancellation of such PEB Stock Option, and (ii) in the case of all other PEB Stock Options, the acknowledgement of the holder that he or she is not entitled to any consideration in connection with the cancellation and/or termination of such PEB Stock Option and such holder’s consent to the cancellation and/or termination of such PEB Stock Option.

(c)            At or prior to the Effective Time, PEB, the Board of Directors of PEB and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 1.5.

(d)            For purposes of this Agreement, “PEB Stock Plans” means all employee and director equity incentive plans of PEB in effect as of the date of this Agreement.

1.6          Incorporation Documents and By-Laws of the Surviving Company. At the Effective Time, the articles of incorporation of BayCom in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with applicable law. The by-laws of BayCom, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Company until thereafter amended in accordance with applicable law and the terms of such by-laws.

1.7          Directors and Officers. The directors of BayCom immediately prior to the Effective Time shall be the directors of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of BayCom immediately prior to the Effective Time shall be the officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.8          Additional Actions. If, at any time after the Effective Time, the Surviving Company shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of PEB acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, PEB, and its proper officers and directors, shall be deemed to have granted to the Surviving Company an irrevocable power of attorney coupled with an interest to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Company and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Company are fully authorized in the name of PEB or the Surviving Company or otherwise to take any and all such action without limitation except as otherwise required by applicable law.

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1.9          The Bank Merger. Immediately after the Effective Time, BayCom intends to merge PEB Bank, a California-chartered commercial bank and wholly owned subsidiary of PEB, with and into United Business Bank, a California-chartered commercial bank and wholly owned subsidiary of BayCom (the “Bank Merger”) in accordance with the provisions of applicable state and federal banking laws and regulations, and United Business Bank shall be the resulting institution or surviving bank (the “Surviving Bank”). The Bank Merger shall have the effects as set forth under applicable state and federal banking laws and regulations and the Boards of Directors of the Parties shall approve, and shall cause the boards of directors of PEB Bank and United Business Bank, respectively, to approve, a separate combination agreement/plan of merger (the “Bank Plan of Merger”) in substantially the form attached hereto as Exhibit F, and cause the Bank Plan of Merger to be executed and delivered as soon as practicable following the date of execution of this Agreement. In addition, PEB shall cause PEB Bank, and BayCom shall cause United Business Bank, to execute and file in accordance with applicable state and federal banking laws and regulations such articles of merger or combination, corporate resolutions, and/or other documents and certificates as are necessary to make the Bank Merger effective (the “Bank Merger Certificates”).

1.10        Change in Structure. BayCom may at any time change the method of effecting the combination (including by providing for the merger of a wholly owned subsidiary of BayCom with PEB) if and to the extent requested by BayCom; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration to be received by the shareholders of PEB, (ii) adversely affect the tax consequences of the Merger to the shareholders of PEB or the tax treatment of either party pursuant to this Agreement (including, but not limited to, any such change that would result in the Merger failing to qualify as a reorganization pursuant to Section 368(a) of the Code) or (iii) impede or materially delay consummation of the transactions contemplated by this Agreement.

ARTICLE II

EXCHANGE OF SHARES

2.1          Exchange Agent. Prior to the Effective Time, BayCom shall appoint BayCom’s transfer agent pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder.

2.2          BayCom to Make Merger Consideration Available. At or prior to the Effective Time, BayCom shall (i) deposit, or cause to be deposited, with the Exchange Agent, or authorize the Exchange Agent to issue, an aggregate number of shares of BayCom common stock equal to the aggregate stock portion of the Merger Consideration and (ii) deposit, or cause to be deposited with, the Exchange Agent an amount in cash sufficient to pay any cash in lieu of fractional shares pursuant to Section 2.3(f), and, together with any dividends or distributions with respect thereto payable pursuant to Section 2.3(c) (collectively the “Exchange Fund”), and BayCom shall instruct the Exchange Agent to timely deliver the Merger Consideration.

2.3          Exchange of Shares.

(a)            Subject to Section 1.4(d), as soon as reasonably practicable after the Effective Time (and in any event within five (5) business days thereafter), and subject to the receipt by the Exchange Agent of a list of PEB’s shareholders in a format that is reasonably acceptable to the Exchange Agent, the Exchange Agent shall mail to each holder of an Existing Certificate or Existing Certificates, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Existing Certificate or Existing Certificates shall pass, only upon delivery of such Existing Certificate or Existing Certificates (or an affidavit of loss in lieu thereof to the Exchange Agent) in such form and substance as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering such Existing Certificate or Existing Certificates in exchange for the Merger Consideration and any cash in lieu of a fractional share of BayCom Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).

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(b)            As soon as reasonably practicable after surrender to the Exchange Agent of its Existing Certificate or Existing Certificates, accompanied by a properly completed Letter of Transmittal, such holder of PEB Common Stock will be entitled to receive the Merger Consideration, any cash in lieu of a fractional share of BayCom Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c), in respect of the shares of PEB Common Stock represented by such holder’s Existing Certificate or Existing Certificates. Until surrendered as contemplated by this Section 2.3, each Existing Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, without interest, the number of whole shares of BayCom Common Stock which the shares of PEB Common Stock represented by such Existing Certificate have been converted into the right to receive, and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.3.

(c)            No dividends or other distributions with respect to BayCom Common Stock shall be paid to the holder of any unsurrendered Existing Certificate with respect to the shares of BayCom Common Stock represented thereby, unless and until the surrender of such Existing Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Existing Certificate or Existing Certificates in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, and in addition to the other amounts set forth herein, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of BayCom Common Stock represented by such Existing Certificate or Existing Certificates and not paid and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to whole shares of BayCom Common Stock represented by such Existing Certificate or Existing Certificates with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the BayCom Common Stock issuable with respect to such Existing Certificate or Existing Certificates.

(d)           In the event of a transfer of ownership of an Existing Certificate prior to the Effective Time that is not registered in the stock transfer records of PEB, the Merger Consideration, any cash in lieu of a fractional share of BayCom Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled, shall be issued or paid in exchange therefor to a person other than the person in whose name the Existing Certificate so surrendered is registered if the Existing Certificate formerly representing such PEB Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes (as defined in Section 3.10(b)) required by reason of the payment or issuance to a person other than the registered holder of the Existing Certificate or establish to the satisfaction of BayCom that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the earlier of (x) six months after the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, BayCom) shall be entitled to deduct and withhold from any cash in lieu of a fractional share of BayCom Common Stock or any other cash payable pursuant to this Agreement to any holder of PEB Common Stock such amounts as the Exchange Agent or BayCom, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent amounts are so withheld by the Exchange Agent or BayCom, as the case may be, and timely paid over to the appropriate Governmental Entity (as defined in Section 3.4), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of PEB Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or BayCom, as the case may be.

(e)            After the Effective Time, there shall be no transfers on the stock transfer books of PEB of the shares of PEB Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of PEB Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Existing Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration, any cash in lieu of fractional shares of BayCom Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled, in accordance with the procedures set forth in this Article II.

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(f)             Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of BayCom Common Stock shall be issued upon the surrender of Existing Certificates for exchange, no dividend or distribution with respect to BayCom Common Stock shall be payable on or with respect to any fractional share, and such fractional share interest shall not entitle the owner thereof to vote or to any other rights of a shareholder of BayCom. In lieu of the issuance of any such fractional share, BayCom shall pay to each former shareholder of PEB who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by the Exchange Agent by multiplying (i) the BayCom Average Closing Price by (ii) the fraction of a share (after taking into account all shares of PEB Common Stock held by such holder at the Effective Time and rounded to the nearest one ten thousandth when expressed in decimal form) of BayCom Common Stock to which such holder would otherwise be entitled to receive hereunder.

(g)            Any portion of the Exchange Fund that remains unclaimed by the former shareholders of PEB at the expiration of six months after the Effective Time shall be paid to BayCom. In such event, any former shareholders of PEB who have not theretofore complied with this Article II shall thereafter look only to BayCom with respect to the Merger Consideration, any cash in lieu of any fractional share interest and any unpaid dividends and distributions on the BayCom Common Stock deliverable in respect of the shares represented by an Existing Certificate such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of BayCom, PEB, the Surviving Company, the Exchange Agent or any other person shall be liable to any former holder of shares of PEB Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h)            In the event any Existing Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Existing Certificate to be lost, stolen or destroyed and, if required by BayCom or the Exchange Agent, the posting by such person of a bond in such amount as BayCom may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Existing Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Existing Certificate, the Merger Consideration, any cash in lieu of any fractional share interest and any dividends and distributions to which such person is entitled in respect thereof pursuant to this Agreement.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PEB

Except as disclosed in the disclosure schedule delivered by PEB to BayCom concurrently herewith (the “PEB Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the PEB Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by PEB that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Section 3.1(a)) on PEB and (c) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, PEB hereby represents and warrants to BayCom as follows:

3.1           Corporate Organization.

(a)            PEB is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). PEB has the corporate power and authority to own or lease all of its properties and assets as presently owned, operated or leased and to carry on its business as it is now being conducted. PEB is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PEB. As used in this Agreement, the term “Material Adverse Effect” means, with respect to BayCom, or PEB, as the case may be, a material adverse effect on (i) the business, assets, financial condition, or results of operations of such party and its Subsidiaries taken as a whole;  (provided, however, that, with respect to clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in United States generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally, (D) public disclosure of the transactions contemplated hereby or actions or inactions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (E) expenses reasonably incurred by a party in connection with this Agreement or the consummation of the transactions contemplated hereby or (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections, but not, in either case, including the underlying causes thereof; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate), or (ii) the ability of such party or its banking Subsidiary to timely consummate the transactions contemplated hereby.  As used in this Agreement, the word “Subsidiary” when used with respect to any party, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes. True and complete copies of the articles of incorporation of PEB (the “PEB Articles”) and the bylaws of PEB (the “PEB Bylaws”), as in effect as of the date of this Agreement, have previously been made available by PEB to BayCom.

(b)            Each Subsidiary of PEB (a “PEB Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on PEB and (iii) has all requisite power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any PEB Subsidiary to pay dividends or distributions except for statutory restrictions on dividends or distributions generally applicable to all entities of the same type and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of PEB Bank are insured by the Federal Deposit Insurance Corporation (“FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.1(b) of the PEB Disclosure Schedule sets forth a true and complete list of all Subsidiaries of PEB as of the date hereof. Neither PEB nor any of its Subsidiaries owns any equity or profit-and-loss interest in any business enterprise, corporation, partnership or joint venture, limited liability company, association, joint-stock company, business trust or unincorporated organization, other than a Subsidiary, readily marketable securities, securities held-to-maturity in its investment portfolio, and stock in the Federal Home Loan Bank of San Francisco (the “FHLB”). PEB Bank is not in material violation of any of its organizational documents.

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3.2           Capitalization.

(a)           The authorized capital stock of PEB consists of 30,000,000 shares of PEB Common Stock and 20,000,000 shares of preferred stock, no par value per share, of which no shares of preferred stock are issued or outstanding. As of the date of this Agreement, there are (i) 2,969,521 shares of PEB Common Stock issued and outstanding, including 77,468 shares of PEB Common Stock granted in respect of outstanding awards of restricted PEB Common Stock under the PEB Stock Plans (a “PEB Restricted Stock Award”), (ii) no shares of PEB Common Stock held as treasury stock, (iii) 42,531 shares of PEB Common Stock reserved for issuance upon the exercise of outstanding PEB Stock Options under the PEB Stock Plans, and (ii) no other shares of capital stock or other voting securities of PEB issued, reserved for issuance or outstanding. All of the issued and outstanding shares of PEB Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of PEB may vote. There are no obligations of PEB or any of its Subsidiaries pursuant to which PEB or any of its Subsidiaries is or could be required pursuant to the terms thereof to register any of its securities under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”). No trust preferred or subordinated debt securities of PEB or any of its Subsidiaries are issued or outstanding. Other than PEB Stock Options, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating PEB to issue, transfer, sell, purchase, redeem or otherwise acquire, any shares of PEB Common Stock or any other of its securities. There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of PEB Common Stock to which PEB is a party. Section 3.2(a)(ii) of the PEB Disclosure Schedule sets forth a true, correct and complete list of all PEB Stock Options and PEB Restricted Stock Awards outstanding as of the date hereof specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such PEB Stock Option or PEB Restricted Stock Award, (iii) the grant date and vesting dates of each such PEB Stock Option or PEB Restricted Stock Award, and (iv) the exercise price of each such PEB Stock option. Other than the PEB Stock Options and PEB Restricted Stock Awards set forth above, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of PEB or any of its Subsidiaries) are outstanding.

(b)            PEB owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the PEB Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to PEB Bank, as provided under applicable law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No PEB Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c)            PEB does not have a dividend reinvestment plan or any shareholders’ rights plan.

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3.3          Authority; No Violation.

(a)            PEB has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of PEB. The Board of Directors of PEB has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of PEB and its shareholders and has directed that this Agreement be submitted to PEB’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of PEB Common Stock (the “PEB Shareholder Approval”), no other corporate proceedings on the part of PEB are necessary to approve this Agreement or to consummate the Merger. This Agreement has been duly and validly executed and delivered by PEB and (assuming due authorization, execution and delivery by BayCom) constitutes a valid and binding obligation of PEB, enforceable against PEB in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Enforceability Exception”)).

(b)            Neither the execution and delivery of this Agreement by PEB or the Bank Plan of Merger by PEB Bank, nor the consummation of the Merger by PEB or the Bank Merger by PEB Bank, nor compliance by PEB or PEB Bank with any of the terms and provisions of this Agreement or the Bank Plan of Merger, will (i) assuming the PEB Shareholder Approval is obtained, violate any provision of the PEB Articles or PEB Bylaws or the organization or governing documents of any PEB Subsidiary or (ii) assuming that the filings, notices, consents and approvals referred to in Section 3.4 are duly obtained and/or made, as applicable, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to PEB or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of PEB or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which PEB or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound.

3.4          Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with the Nasdaq and approval of such applications, filings and notices, (ii) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the California Department of Financial Protection and Innovation (the “DFPI”) and approval of such applications, filings and notices, (iv) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the meetings of PEB’s shareholders and BayCom’s shareholders to be held in connection with this Agreement (including any amendments or supplements thereto, the “Proxy Statement”), and of the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by BayCom in connection with the transactions contemplated by this Agreement (the “Form S-4”), to among other things, register any securities issuable by BayCom in conjunction with the transactions contemplated by this Agreement with the SEC pursuant to the Securities Act and declaration of effectiveness of the Form S-4, (v) the filings described in Section 1.2 with the California Secretary of State and the filing of the Bank Merger Certificates, and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of BayCom Common Stock pursuant to this Agreement and the approval of the listing of such BayCom Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (as defined in Section 3.5) (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by PEB of this Agreement or (B) the consummation by PEB of the Merger or the consummation by PEB Bank of the Bank Merger. As of the date hereof, PEB is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

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3.5           Reports. To the knowledge of PEB, PEB and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2019 with (i) any state regulatory authority, including the DFPI, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) any foreign regulatory authority and (v) any self-regulatory organization (an “SRO”) ((i) — (v) together with the SEC, collectively the “Regulatory Agencies”), including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of PEB and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of PEB, investigation into the business or operations of PEB or any of its Subsidiaries since January 1, 2019. There (a) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of PEB or any of its Subsidiaries and (b) has been no formal or informal inquiries by, or disagreements or disputes with any Regulatory Agency with respect to business, operations, policies or procedures of PEB or any of its Subsidiaries since January 1, 2019. The phrase “to the knowledge of PEB” or any similar phrase means the actual knowledge of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, or Chief Credit Officer of PEB or PEB Bank, after reasonable inquiry.

3.6           Financial Statements and Internal Controls.

(a)            The audited consolidated balance sheets (including related notes and schedules, if any) of PEB and its Subsidiaries as of December 31, 2020 and 2019 and the related consolidated statements of earnings, comprehensive income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) of PEB and its Subsidiaries for each of the two years then ended, and the unaudited consolidated balance sheet, statement of earnings, comprehensive income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) of PEB and its Subsidiaries for the six month period ended June 30, 2021 (collectively, the “PEB Financial Statements”) have been previously made available to BayCom. The PEB Financial Statements fairly present the consolidated financial position and results of operations of PEB and its Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP consistently applied during the periods involved, except as indicated in the PEB Financial Statements or notes thereto and, in the case of unaudited financial statements, subject to normal year-end adjustments (which will not be material individually or in the aggregate) and the absence of footnotes. The financial and accounting books and records of PEB and its Subsidiaries have been maintained in all material respects in accordance with GAAP and all other applicable legal and accounting requirements, reflect only actual transactions, and there are no material misstatements, omissions, inaccuracies or discrepancies contained or reflected therein. Eide Bailly LLP has not resigned (or informed PEB that it intends to resign) or been dismissed as independent public accountants of PEB as a result of or in connection with any disagreements with PEB on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)           The call reports of PEB Bank and accompanying schedules, as filed (or to be filed) with the FDIC, for each calendar quarter beginning with the quarter ended March 31, 2019 through the Closing Date (the “PEB Bank Call Reports”) have been (or will be) prepared in accordance with regulatory requirements including applicable regulatory accounting principles and practices through the periods covered by such reports.

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(c)           PEB on a consolidated basis has no liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected or reserved against on a balance sheet (or notes thereto) prepared in accordance with GAAP, except for liabilities, obligations and loss contingencies which (i) are fully reflected or reserved against on the most recent balance sheet included in the PEB Financial Statements (including any notes thereto), (ii) were incurred in the ordinary course business consistent with past practices since the date of the most recent balance sheet included in the PEB Financials Statements, or (iii) were incurred in connection with the Merger. Neither PEB nor any of its Subsidiaries has any “off balance sheet exposures” required to be reported on Form FR Y-9C, including Schedule HC-R thereto.

(d)          The allowance for loan loss account of PEB Bank as reflected in the PEB Bank Call Report for the quarter ended June 30, 2021, was as of such date, and the amount thereof contained in the financial books and records of PEB Bank as of the last day of the month immediately preceding the Closing Date will be as of such future date, in compliance with PEB Bank’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as GAAP and applicable regulatory guidelines.

(e)           The records, systems, controls, data and information of PEB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of PEB or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on PEB’s (or any PEB Subsidiary’s) system of internal accounting controls. PEB has implemented and maintains a system of internal accounting controls effective to provide reasonable assurances that (i) transactions are executed in accordance with management’s general and specific authorizations, and (ii) transactions are recorded in accordance with GAAP consistently applied and with applicable law.

(f)            Since January 1, 2019, (i) neither PEB nor any of its Subsidiaries, nor to the knowledge of PEB, any director, officer, employee, auditor, accountant or any representative of PEB or any of its Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write downs, charge offs and accruals) of PEB or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that PEB or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing PEB or any of its Subsidiaries, or any other person, whether or not employed by PEB or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or violation of banking or other laws by PEB or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors of PEB or any of its Subsidiaries, or any committee thereof.

3.7           Broker’s Fees. With the exception of the engagement of Hovde Group, LLC, neither PEB nor any PEB Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions, finder’s fees, or advisory or fairness opinion fees in connection with the Merger or the Bank Merger. PEB has disclosed to BayCom as of the date hereof the aggregate fees provided for in connection with the engagement by PEB of Hovde Group, LLC related to the Merger and the Bank Merger.

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3.8          Absence of Certain Changes or Events.

(a)           Since December 31, 2020, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on PEB.

(b)           Since December 31, 2020, other than entering into this Agreement or in connection with this Agreement or the transactions contemplated hereby, PEB and its Subsidiaries have carried on their respective businesses solely in the ordinary course.

3.9           Legal Proceedings.

(a)           Neither PEB nor any of its Subsidiaries is a party to any, and there are no pending or, to PEB’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against PEB or any of its Subsidiaries or any of their directors or executive officers in their capacities as such involving a monetary claim in excess of twenty-five thousand dollars ($25,000) or seeking injunctive or other equitable relief, or challenging the validity or propriety of any of the transactions contemplated by this Agreement.

(b)           There is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to commercial banks and bank holding companies) imposed upon PEB, any of its Subsidiaries or the assets of PEB or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger, would apply to the Surviving Company or any of its Subsidiaries).

3.10        Taxes and Tax Returns.

(a)           Each of PEB and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, except for jurisdictions where neither PEB nor any of its Subsidiaries would have any material Tax Liability. All such Tax Returns are true, correct, and complete in all material respects. As of the date hereof, neither PEB nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, other than with respect to ordinary course extensions that are or may hereafter be filed for the most recently completed tax year. All Taxes of PEB and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of PEB and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither PEB nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect. The federal income Tax Returns of PEB and its Subsidiaries for all years to and including the tax year ended December 31, 2017 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither PEB nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of PEB or its Subsidiaries or the assets of PEB or its Subsidiaries. PEB has made available to BayCom true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. Neither PEB nor any of its Subsidiaries is a party to or is bound by any Tax sharing, Tax allocation or Tax indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among PEB and its Subsidiaries). Neither PEB nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was PEB) or (B) has any liability for the Taxes of any person or entity (other than PEB or any of its Subsidiaries) under U.S. Department of the Treasury (“Treasury”) Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, or by contract or otherwise. Neither PEB nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither PEB nor any of its Subsidiaries has participated in a “reportable or listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b). At no time during the applicable period specified in Code §897(c)(1)(A)(ii) has PEB been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. No written claim has been made in the last six (6) years by any Governmental Entity in a jurisdiction where PEB or a PEB Subsidiary does not file Tax Returns that PEB or such Subsidiary is or may be subject to taxation by that jurisdiction. Neither PEB nor any PEB Subsidiary has agreed, nor is it required, to make any adjustment under Section 481(a) of the Code. Neither PEB nor any PEB Subsidiary has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization pursuant to Section 368 of the Code.

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(b)          As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, Medicare, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c)           As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11         Employees.

(a)           Section 3.11(a) of the PEB Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, restricted stock unit, phantom stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, or other benefit plans, programs or arrangements, and all employment, retention, bonus, termination, change in control and severance plans, programs, arrangements or agreements, and other similar contracts or agreements to or with respect to which PEB, any PEB Subsidiary or affiliate, or any trade or business of PEB or any of its Subsidiaries or affiliates, whether or not incorporated, all of which together with PEB would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code (each, a “PEB ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by PEB or any of its Subsidiaries or any PEB ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of PEB or any of its Subsidiaries or any PEB ERISA Affiliate (all such plans, programs, arrangements, contracts or agreements, collectively, the “PEB Benefit Plans”).

(b)           PEB has heretofore made available to BayCom true and complete copies of the following with respect to each PEB Benefit Plan, as applicable: (i) the governing plan document, including all amendments thereto, and all related trust documents and funding instruments, including any group contracts and insurance policies, (ii) the most recent summary plan description, and any summary of material modifications thereto, (iii) the annual reports (Forms 5500), if any, filed with the IRS for the last two (2) plan years, (iv) the most recently received IRS determination or opinion letters, if any, relating to a PEB Benefit Plan, and (v) the most recently prepared actuarial report for each PEB Benefit Plan (if applicable) for each of the last two (2) years.

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(c)            Each PEB Benefit Plan has been established, operated and administered in all material respects substantially in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. None of PEB and its Subsidiaries or any PEB ERISA Affiliate has any corrective action pending or within the prior three years made a filing under any voluntary correction program of the IRS, United States Department of Labor or any other Governmental Entity with respect to any PEB Benefit Plan, and neither PEB nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d)           Section 3.11(d) of the PEB Disclosure Schedule identifies each PEB Benefit Plan that is intended to be qualified under Section 401(a) of the Code (collectively, the “PEB Qualified Plans”). The IRS has issued a favorable determination letter, or an opinion letter for a prototype or volume submitter plan upon which PEB may rely, for the most recent period for which such determination letter was available from the IRS with respect to each PEB Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of PEB, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any PEB Qualified Plan or the related trust or increase the costs relating thereto. No trust funding any PEB Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e)           Each PEB Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2008, been, in all material respects, in documentary and operational compliance with Section 409A of the Code (or has properly corrected any such errors in accordance with IRS guidelines).

(f)            None of PEB, any of its Subsidiaries or any PEB ERISA Affiliate sponsors, maintains, administers or contributes to, or has, has had or could have any liability with respect to, any PEB Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or any tax-qualified “defined benefit plan” (as defined in Section 3(35) of ERISA). If any such PEB Benefit Plan exists, no such PEB Benefit Plan is underfunded when comparing the present value of accrued liabilities under such plan to the market value of plan assets.

(g)           None of PEB and its Subsidiaries nor any PEB ERISA Affiliate has ever contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), a plan that is a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA (a “Multiple Employer Welfare Arrangement”), or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of PEB and its Subsidiaries nor any PEB ERISA Affiliate has incurred any liability to a Multiemployer Plan, Multiple Employer Welfare Arrangements, or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan, Multiple Employer Welfare Arrangement or Multiple Employer Plan. With respect to any multiple employer plan in which PEB or any of its Subsidiaries or any PEB ERISA Affiliate has participated in at any time since December 31, 2013, such plan and each participating employer in such plan has complied in all material respects with all requirements of the Code and ERISA applicable to such plan and each participating employer in such plan at all times since December 31, 2013, and PEB and its Subsidiaries may withdraw from such plan without incurring any liability associated with such withdrawal.

(h)           None of PEB and its Subsidiaries nor any PEB ERISA Affiliate sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or similar state law.

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(i)            All contributions required to be made to any PEB Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any PEB Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid, have been fully reflected on the books and records of PEB.

(j)            There are no pending or, to the knowledge of PEB, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to PEB’s knowledge, no set of circumstances exists which are reasonably likely to give rise to a claim or lawsuit, against any PEB Benefit Plan, any fiduciaries thereof with respect to their duties to a PEB Benefit Plan or the assets of any of trust under any PEB Benefit Plans which could reasonably be expected to result in any liability of PEB, any of its Subsidiaries, or any PEB ERISA Affiliate to any Governmental Entity, any Multiemployer Plan, any Multiple Employer Welfare Arrangement, any Multiple Employer Plan, any participant in a PEB Benefit Plan, or any other party.

(k)           None of PEB and its Subsidiaries nor any PEB ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the PEB Benefit Plans or their related trusts, PEB, any of its Subsidiaries, any PEB ERISA Affiliate or any person that PEB or any of its Subsidiaries has an obligation to indemnify, to any Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l)            Except as set forth in Section 3.11(l) of the PEB Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of PEB, any of its Subsidiaries, or any PEB ERISA Affiliate, or result in any limitation on the right of PEB, any of its Subsidiaries, or any PEB ERISA Affiliate to amend, merge, terminate or receive a reversion of assets from any PEB Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by PEB, any of its Subsidiaries or any PEB ERISA Affiliate, in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be a “parachute payment” within the meaning of Section 280G of the Code. None of PEB and its Subsidiaries nor any PEB ERISA Affiliate maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require PEB, any of its Subsidiaries, or any PEB ERISA Affiliate to establish or make any contribution to a rabbi trust or similar funding vehicle. Except as set forth in Section 3.11(l) of the PEB Disclosure Schedule, no PEB Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise. PEB has made available to BayCom copies of Section 280G calculations (whether or not final) with respect to each “disqualified individual” (within the meaning of Section 280G of the Code) in connection with the transactions contemplated hereby and PEB shall provide updated Section 280G calculations to BayCom at least five (5) business days prior to the Closing Date.

(m)          There are no pending or, to PEB’s knowledge, threatened material labor grievances or unfair labor practice claims or charges against PEB or any of its Subsidiaries, or any PEB ERISA Affiliate, or any strikes or other labor disputes against PEB any of its Subsidiaries or any PEB ERISA Affiliate. None of PEB and its Subsidiaries nor any PEB ERISA Affiliate is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of PEB, any of its Subsidiaries or any PEB ERISA Affiliate and, to the knowledge of PEB, there are no organizing efforts by any union or other group seeking to represent any employees of PEB, any of its Subsidiaries, or any PEB ERISA Affiliate.

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(n)           With regard to the PEB Benefit Plans, none of PEB and its Subsidiaries nor any PEB ERISA Affiliate has any current liabilities to employees or former employees that are not reflected in the PEB Financial Statements.

(o)           No condition exists as a result of which PEB or any of its Subsidiaries, or any PEB ERISA Affiliate would have any liability, whether absolute or contingent, under any PEB Benefit Plan with respect to any misclassification of a person performing services for PEB, any of its Subsidiaries, or any PEB ERISA Affiliate as an independent contractor rather than as an employee. All individuals participating in the PEB Benefit Plans are in fact eligible and authorized to participate in such PEB Benefit Plan.

(p)           No current employee of PEB or any of its Subsidiaries is subject to the deduction limitations under Section 162(m) of the Code.

3.12         Compliance with Applicable Law.

(a)           PEB and each of its Subsidiaries hold, and have at all times since January 1, 2019, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and to the knowledge of PEB, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. PEB and each of its Subsidiaries have complied in all material respects with, and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to PEB or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. PEB Bank has a Community Reinvestment Act rating of “satisfactory” or better. Without limitation, none of PEB, or its Subsidiaries, or to the knowledge of PEB, any director, officer, employee, agent or other person acting on behalf of PEB or any of its Subsidiaries has, directly or indirectly, (i) used any funds of PEB or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of PEB or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of PEB or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of PEB or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for PEB or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for PEB or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the Treasury.

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3.13          Certain Contracts.

(a)           Except as set forth in Section 3.13(a) of the PEB Disclosure Schedule, as of the date hereof, neither PEB nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, (ii) which, upon the execution or delivery of this Agreement, PEB Shareholder Approval or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from BayCom, PEB, the Surviving Company, or any of their respective Subsidiaries to any director, officer, employee or independent contractor thereof, (iii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iv) which contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of any line of business by PEB or any of its Subsidiaries or affiliates or their respective ability to engage, employ, or provide products and services to, any person, or upon consummation of the Merger or the Bank Merger will restrict the ability of the Surviving Company or any of its Subsidiaries or affiliates to do so, (v) in respect of any collective bargaining or similar agreement, with or to a labor union or guild, (vi) (including any PEB Benefit Plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, PEB Shareholder Approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vii) that relates to the incurrence of indebtedness by PEB or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the FHLB and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (viii) that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or properties of PEB or its Subsidiaries, (ix) that involves the payment by PEB or any of its Subsidiaries of more than $25,000 per annum or $50,000 in the aggregate (other than any such contracts which are terminable by PEB or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice), (x) that pertains to the leasing of real property, (xi) that obligates PEB or any of its Subsidiaries to conduct business with a third party on an exclusive or preferential basis, (xii) that imposes potential recourse obligations on PEB or any of its Subsidiaries in connection with sale of loans or loan participations (other than as a result of the breach of customary representations, warranties or covenants), (xiii) for the subservicing of loans, or (xiv) that provides for contractual indemnification to any director, officer, employee or independent contractor. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the PEB Disclosure Schedule, is referred to herein as a “PEB Contract,” and neither PEB nor any of its Subsidiaries knows of, or has received notice of, any material violation of the above by any of the other parties thereto.

(b)          To the knowledge of PEB, (i) each PEB Contract is valid and binding on PEB or one of its Subsidiaries, as applicable, and in full force and effect, (ii) PEB and each of its Subsidiaries has performed all material obligations required to be performed by it under each PEB Contract, (iii) each third-party counterparty to each PEB Contract has performed all material obligations required to be performed by it under such PEB Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of PEB or any of its Subsidiaries under any such PEB Contract.

(c)           Neither PEB nor any PEB Subsidiary is a party to any oral or written (A) consulting agreement not terminable without penalty on thirty (30) days’ or less notice, or (B) agreement which requires the payment of referral fees or commissions or other fees in connection with deposits, loans or any other business.

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3.14        Agreements with Regulatory Agencies. Neither PEB nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2019, a recipient of any supervisory letter from, or since January 1, 2019, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that (with respect to any of the foregoing) currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the PEB Disclosure Schedule, a (“PEB Regulatory Agreement”), nor has PEB or any of its Subsidiaries been advised since January 1, 2019, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such PEB Regulatory Agreement.

3.15         Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of PEB, any of its Subsidiaries or for the account of a customer of PEB or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and as of the date hereof (assuming due authorization, execution and delivery by the applicable counterparty) are legal, valid and binding obligations of PEB or one of its Subsidiaries enforceable in accordance with their terms, subject to the Enforceability Exception, and are in full force and effect. PEB and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to PEB’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.16         Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect on PEB, PEB and its Subsidiaries are in compliance, and have complied, with all federal, state or local laws, regulations, orders, decrees, permits, authorizations, common law or agency requirements relating to: (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, and (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of PEB, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose on PEB or any of its Subsidiaries any liability or obligation arising under any Environmental Law, pending or, to the knowledge of PEB, threatened against PEB or any of its Subsidiaries. To the knowledge of PEB, there is no reasonable basis for any such proceeding, claim, action or governmental investigation. Neither PEB nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any Governmental Entity or third party imposing any liability or obligation with respect to the foregoing. To the knowledge of PEB, there are no underground storage tanks located at any PEB Real Property (as defined in Section 3.18).

3.17         Investment Securities and Commodities.

(a)           Each of PEB and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of PEB or its Subsidiaries. Such securities and commodities are valued on the books of PEB in accordance with GAAP.

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(b)           PEB and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that PEB believes are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, PEB has made available to BayCom the material terms of such policies, practices and procedures.

3.18        Title. PEB or a PEB Subsidiary (a) has good and marketable title to all the real property reflected in the most recent audited balance sheet included in the PEB Financial Statements as being owned by PEB or a PEB Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “PEB Owned Properties”), free and clear of all Liens except those Liens reflected in the most financial statements included in the PEB Financial Statements, and (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the most recent audited financial statements included in such PEB Financial Statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “PEB Leased Properties” and, collectively with the PEB Owned Properties, the “PEB Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to PEB’s knowledge, the lessor. There are no pending or, to the knowledge of PEB, threatened condemnation proceedings against any PEB Real Property. PEB or a PEB Subsidiary has good and marketable title to the other assets reflected in the most recent audited balance sheet included in the PEB Financial Statements as being owned by PEB or a PEB Subsidiary or acquired after the date thereof (except assets sold or disposed of since the date thereof), free and clear of any Liens other than (x) Permitted Encumbrances, (y) Liens securing FHLB advances and other borrowings (including capital lease obligations, if any) (“Monetary Liens”) reflected on such balance sheet or the notes thereto and (z) Monetary Liens, if any, with respect to assets acquired after the date of such balance sheet.

3.19         Intellectual Property.

(a)           PEB and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have a Material Adverse Effect on PEB: (i) (A) the use of any Intellectual Property by PEB and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person or entity and is in accordance with any applicable license pursuant to which PEB or any PEB Subsidiary acquired the right to use any Intellectual Property and (B) no person or entity has asserted in writing to PEB that PEB or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person or entity, (ii) no person or entity is challenging, infringing on or otherwise violating any right of PEB or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to PEB or its Subsidiaries, and (iii) neither PEB nor any PEB Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by PEB or any PEB Subsidiary, and PEB and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by PEB and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; computer programs, whether in source code or object code form (including any and all software implementation algorithms), databases and compilations (including any and all data and collections of data); and any similar intellectual property or proprietary rights.

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(b)           To the knowledge of PEB, the IT Assets operate and perform as required by PEB and its Subsidiaries in connection with their respective businesses and have not malfunctioned or failed within the past three (3) years. To the knowledge of PEB, the IT Assets do not contain any “time bombs”, “Trojan horses”, “back doors”, “trap doors”, “worms”, viruses, bugs, faults or other devices or effects that (i) enable or assist any person to access without authorization the IT Assets or (ii) otherwise adversely affect the functionality of the IT Assets. To the knowledge of PEB, no person has gained unauthorized access to the IT Assets. To the knowledge of PEB, PEB and its Subsidiaries maintain and utilize the IT Assets in accordance with all applicable licenses, agreements and other contracts. PEB and its Subsidiaries have implemented and maintain reasonable backup, security and disaster recovery technology. PEB and its Subsidiaries take reasonable measures, which are to the knowledge of PEB, adequate to comply with all applicable law and their respective contractual and privacy commitments, to protect the confidentiality of customer financial and other data. For purposes of this Agreement, “IT Assets” means the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines, and all other information technology equipment, and all associated documentation of a party and its Subsidiaries.

3.20         Related Party Transactions. Except as set forth in Section 3.20 of the PEB Disclosure Schedule, there are no “covered transactions” between PEB Bank or any of its Subsidiaries and any “affiliate” (as those terms are defined in Section 23A of the Federal Reserve Act) and there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions between PEB or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Securities and Exchange Act of 1934 (“Exchange Act”) of PEB or any of its Subsidiaries, or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the issued and outstanding PEB Common Stock (or such person’s immediate family members or entities controlled by such person) (other than Subsidiaries of PEB), on the other hand, except those of a type available to employees of PEB or its Subsidiaries generally or those related to compensation solely resulting from an employment relationship.

3.21         State Takeover Laws. Either this Agreement and the transactions contemplated hereby are exempt from, or the Board of Directors of PEB has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions, the restrictions on “business combinations” set forth in any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law (any such laws, “Takeover Statutes”) applicable to PEB or any of its Subsidiaries.

3.22         Reorganization. Neither PEB nor any PEB Subsidiary has taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

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3.23         Opinion of Financial Advisor. Prior to the execution of this Agreement, the Board of Directors of PEB has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Hovde Group, LLC, to the effect that, as of the date thereof and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration is fair from a financial point of view to the holders of PEB Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.24         PEB Information. The information relating to PEB and its Subsidiaries which is provided by PEB or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

3.25         Loan Portfolio.

(a)           As of the date hereof, except as set forth in Section 3.25(a) of the PEB Disclosure Schedule, neither PEB nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which PEB or any PEB Subsidiary is a creditor which, as of July 31, 2021, was over ninety (90) days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater shareholder of PEB or any of its Subsidiaries, or to the knowledge of PEB, any entity directly or indirectly controlled by any of the foregoing. Set forth in Section 3.25(a) of the PEB Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of PEB and its Subsidiaries that, as of July 31, 2021, were classified by PEB as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of PEB or any of its Subsidiaries that, as of July 31, 2021, was classified as “Other Real Estate Owned” and the book value thereof.

(b)          To the knowledge of PEB, each Loan of PEB and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of PEB and its Subsidiaries as a secured Loan, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exception.

(c)           Each outstanding Loan originated, administered and/or serviced by PEB or any of its Subsidiaries was originated, administered and/or serviced, by PEB or a PEB Subsidiary, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of PEB and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)           With respect to Loans serviced by PEB or any of its Subsidiaries on behalf of others: (i) such Loans have been serviced and administered in accordance with all applicable guidelines, relevant laws and investor requirements and (ii) there have been no repurchases of any such Loans or losses incurred with respect to any such Loans during the past two years.

(e)           None of the agreements pursuant to which PEB or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

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(f)            Set forth in Section 3.25(f) of the PEB Disclosure Schedule are the outstanding Loans made by PEB or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of PEB or its Subsidiaries, including Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(g)           Neither PEB nor any of its Subsidiaries is now nor has it been since January 1, 2019, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

(h)           Except as set forth in Section 3.6 or in the foregoing provisions of Section 3.25, no representation or warranty is made with respect to the adequacy of the collateral or to the collectability of any loan or extension of credit by PEB or its Subsidiaries.

3.26            Insurance. (a) PEB and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of PEB reasonably has determined to be prudent and consistent with industry practice, and PEB and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of PEB and its Subsidiaries, PEB or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.27            Fiduciary Business. Each of PEB and each PEB Subsidiary has properly administered all accounts for which it acts as fiduciary, including accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance in all material respects with the terms of the applicable governing documents and applicable laws and regulations.

3.28            Books and Records. The corporate record books (in all material respects) and stock (ownership) record books (in all respects) of PEB and its Subsidiaries are complete and accurate and reflect all meetings, consents, other actions of the board of directors and shareholders (owners) of PEB and its Subsidiaries, and all transactions that have been reported to PEB or its transfer agent relating to the capital stock and ownership interests (including profit interests) in such entities.

3.29            Indemnification. To the knowledge of PEB, no action or failure to take action by any present or former director, officer, employee or agent of PEB or any of its Subsidiaries has occurred which is expected to give rise to a claim by any such individual for indemnification from PEB or any of its Subsidiaries.

3.30            Completeness of Representations. No representation or warranty made by or with respect to PEB or its Subsidiaries in this Agreement (or in the PEB Disclosure Schedules) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in this Agreement (or in such PEB Disclosure Schedules) or in such representation or warranty not misleading. No investigation by BayCom of the business and affairs of PEB will affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BAYCOM

Except (i) as disclosed in the disclosure schedule delivered by BayCom to PEB concurrently herewith (the “BayCom Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the BayCom Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by BayCom that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on BayCom, and (c) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any BayCom Reports (as defined in Section 4.11) filed with the SEC by BayCom prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), BayCom hereby represents and warrants to PEB as follows:

4.1            Corporate Organization.

(a)           BayCom is a corporation duly organized, validly existing and in good standing under the laws of the State of California and is a bank holding company duly registered under the BHC Act.  BayCom has the corporate power and authority to own or lease all of its properties and assets as presently owned, operated or leased and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BayCom.  True and complete copies of the articles of incorporation of BayCom (the “BayCom Articles”) and the bylaws of BayCom (the “BayCom Bylaws”), as in effect as of the date of this Agreement, have previously been made available by BayCom to PEB.

(b)           Each Subsidiary of BayCom (a “BayCom Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on BayCom, and (iii) has all requisite power and authority to own or lease its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any Subsidiary of BayCom to pay dividends or distributions except for statutory restrictions on dividends or distributions generally applicable to all entities of the same type and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of United Business Bank are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.  Section 4.1(b) of the BayCom Disclosure Schedule sets forth a true and complete list of all Subsidiaries of BayCom as of the date hereof. United Business Bank is not in material violation of any of its organizational documents.

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4.2            Capitalization.

(a)           The authorized capital stock of BayCom consists of 100,000,000 shares of BayCom Common Stock, and 10,000,000 shares of preferred stock, no par value per share, of which no shares of preferred stock are issued or outstanding.  As of the date of this Agreement, there were (i)  10,693,425 shares of BayCom Common Stock issued and outstanding, including 139,612 shares of BayCom Common Stock granted in respect of outstanding unvested awards of restricted BayCom Common Stock under the BayCom Stock Plans (as defined below) (a “BayCom Restricted Stock Award”), (ii) 114,832 shares of BayCom Common Stock reserved for issuance pursuant to future grants under the BayCom Stock Plans, and (iii) no other shares of capital stock or other voting securities of BayCom issued, reserved for issuance or outstanding.  As used herein, the “BayCom Stock Plans” means all employee and director equity incentive plans of BayCom in effect as of the date of this Agreement.  All of the issued and outstanding shares of BayCom Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of BayCom may vote.  Other than BayCom Restricted Stock Awards issued prior to the date of this Agreement, as of the date hereof, except as set forth in Section 4.2 (a) of the BayCom Disclosure Schedule, there were no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating BayCom to issue, transfer, sell, purchase, redeem or otherwise acquire, any shares of BayCom Common Stock or any other of its securities.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the BayCom Common Stock.  Other than the BayCom Restricted Stock Awards outstanding on the date of this Agreement, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of BayCom or any of its Subsidiaries) are outstanding on the date of this Agreement.

(b)           BayCom owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the BayCom Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to United Business Bank, as provided under applicable law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No BayCom Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3            Authority; No Violation.

(a)           BayCom has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of BayCom. The Board of Directors of BayCom has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of BayCom and its shareholders and has directed that this Agreement be submitted to BayCom’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of BayCom Common Stock (the “BayCom Shareholder Approval”), no other corporate action on the part of BayCom is necessary to approve the Merger.  This Agreement has been duly and validly executed and delivered by BayCom and (assuming due authorization, execution and delivery by PEB) constitutes a valid and binding obligation of BayCom, enforceable against BayCom in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exception).  The BayCom Common Stock to be issued in the Merger has been validly authorized by the Board of Directors of BayCom and when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of BayCom will have any preemptive right or similar rights in respect thereof.

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(b)           Neither the execution and delivery of this Agreement by BayCom or the Bank Plan of Merger by United Business Bank, nor the consummation of the Merger by BayCom or the Bank Merger by United Business Bank, nor compliance by BayCom or United Business Bank with any of the terms of this Agreement or the Bank Plan of Merger, will (i) assuming the BayCom Shareholder Approval is obtained, violate any provision of the BayCom Articles or BayCom Bylaws or the organization or governing documents of any BayCom Subsidiary, or (ii) assuming that the filings, notices, consents and approvals referred to in Section 4.4 are duly obtained and/or made, as applicable, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to BayCom, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of BayCom or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which BayCom or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound.

4.4            Consents and Approvals. Except for the filings, notices, consents and approvals referred to in Section 3.4 hereof, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by BayCom of this Agreement or (ii) the consummation by BayCom of the Merger and the consummation by United Business Bank of the Bank Merger. As of the date hereof, BayCom is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

4.5            Reports. To the knowledge of BayCom, it and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2019 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of BayCom and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of BayCom, investigation into the business or operations of BayCom or any of its Subsidiaries since January 1, 2019.  There (a) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of BayCom or any of its Subsidiaries and (b) has been no formal or informal inquiries by, or disagreements or disputes with any Regulatory Agency with respect to the business, operations, policies or procedures of BayCom or any of its Subsidiaries since January 1, 2019.

4.6            Financial Statements and Internal Controls.

(a)           The financial statements of BayCom and its Subsidiaries included (or incorporated by reference) in the BayCom Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of BayCom and its Subsidiaries, (ii) fairly present in accordance with GAAP the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of BayCom and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount and the absence of notes), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of BayCom and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements, reflect only actual transactions and there are no material misstatements, omissions, inaccuracies or discrepancies contained or reflected therein.  Moss Adams LLP has not resigned (or informed BayCom that it intends to resign) or been dismissed as independent public accountants of BayCom as a result of or in connection with any disagreements with BayCom on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

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(b)           As of the date of this Agreement, neither BayCom nor any of its Subsidiaries has any liability, obligation or loss contingency of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that is required to be reflected or reserved against on a balance sheet (or notes thereto) prepared in accordance with GAAP, except for those liabilities, obligations or loss contingencies that are reflected or reserved against in the BayCom Reports (including any notes thereto) and for liabilities, obligations or loss contingencies incurred in the ordinary course of business consistent with past practice since December 31, 2020, or related to or in connection with this Agreement and the transactions contemplated hereby.

(c)           The records, systems, controls, data and information of BayCom and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of BayCom or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on BayCom.  BayCom (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to BayCom, including its Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of BayCom by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to BayCom’s outside auditors and the audit committee of BayCom’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect BayCom’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in BayCom’s internal controls over financial reporting.  These disclosures were made in writing by management to BayCom’s auditors and audit committee.  There is no reason to believe that BayCom’s outside auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)           Since January 1, 2019, (i) neither BayCom nor any of its Subsidiaries, nor, to the knowledge of BayCom, any director, officer, employee, auditor, accountant or representative of BayCom or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of BayCom or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that BayCom or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing BayCom or any of its Subsidiaries, or other person, whether or not employed by BayCom or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty, material violation of banking or other laws, or similar material violation by BayCom, or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors or senior management of BayCom or any of its Subsidiaries or any committee thereof. The phrase “to the knowledge of BayCom” or any similar phrase means the actual knowledge of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, or Chief Credit Officer of BayCom or United Business Bank, after reasonable inquiry.

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4.7            Absence of Certain Changes or Events.

(a)            Since December 31, 2020, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BayCom.

(b)           Since December 31, 2020 to the date of this Agreement, other than entering into this Agreement, or in connection with this Agreement or the transactions contemplated hereby, BayCom and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.8            Legal Proceedings.

(a)           Neither BayCom nor any of its Subsidiaries is a party to any, and there are no pending or, to BayCom’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against BayCom or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such that is reasonably likely to have a Material Adverse Effect on BayCom, or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)           There is no material injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to banks and bank holding companies) imposed upon BayCom, any of its Subsidiaries or the assets of BayCom or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger would apply to the Surviving Company or any of its Subsidiaries or affiliates).

4.9            Taxes and Tax Returns. Each of BayCom and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, except for jurisdictions where neither BayCom nor any of its Subsidiaries would have any material Tax Liability. All such Tax Returns are true, correct, and complete in all material respects.  As of the date hereof, neither BayCom nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, other than with respect to ordinary course extensions that are or may hereafter be filed for the most recently completed tax year. All Taxes of BayCom and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of BayCom and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  Neither BayCom nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect.  The federal income Tax Returns of BayCom and its Subsidiaries for all years to and including the tax year ended December 31, 2016 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.  Neither BayCom nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any amount of Taxes, and there are no threatened or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of BayCom or its Subsidiaries or the assets of BayCom or its Subsidiaries.  BayCom has made available to PEB true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years.  Neither BayCom nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was BayCom) or (B) has any liability for the Taxes of any person or entity (other than BayCom or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, or by contract or otherwise. Neither BayCom nor any of its Subsidiaries is a party to or is bound by any Tax sharing, Tax allocation or Tax indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among BayCom and its Subsidiaries).  Neither BayCom nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither BayCom nor any of its Subsidiaries has participated in a “reportable or listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).  At no time during the applicable period specified in Code §897(c)(1)(A)(ii) has BayCom been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. No written claim has been made in the last six (6) years by any Governmental Entity in a jurisdiction where BayCom or a BayCom Subsidiary does not file Tax Returns that BayCom or such Subsidiary is or may be subject to taxation by that jurisdiction. Neither BayCom nor any BayCom Subsidiary has agreed, nor is it required, to make any adjustment under Section 481(a) of the Code. Neither BayCom nor any BayCom Subsidiary has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization pursuant to Section 368 of the Code.

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4.10            Employees.

(a)           As used in this Agreement, the term “BayCom Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), and all stock option, stock purchase, restricted stock, restricted stock unit, phantom stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, or other benefit plans, programs or arrangements, and all employment, retention, bonus, termination, change in control and severance plans, programs, arrangements or agreements, and other similar contracts or agreements to or with respect to which BayCom, any BayCom Subsidiary, or any trade or business of BayCom or any of its Subsidiaries, whether or not incorporated, all of which together with BayCom would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code (each, a “BayCom ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by BayCom or any of its Subsidiaries or any BayCom ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of BayCom or any of its Subsidiaries or any BayCom ERISA Affiliate.

(b)           Each BayCom Benefit Plan has been established, operated and administered in all material respects substantially in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.

(c)           No BayCom Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, or any tax-qualified “defined benefit plan” (as defined in Section 3(35) of ERISA). No BayCom Benefit Plan is a Multiemployer Plan, a Multiple Employer Welfare Arrangement, or a Multiple Employer Plan.

(d)           All contributions required to be made to any BayCom Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any BayCom Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of BayCom.

(e)           There are no pending or, to the knowledge of BayCom, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to BayCom’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against any BayCom Benefit Plan, any fiduciaries thereof with respect to their duties to a BayCom Benefit Plan or the assets of any trust under any BayCom Benefit Plan which could reasonably be expected to result in any material liability of BayCom or any of its Subsidiaries to any Governmental Entity, any Multiemployer Plan, a Multiple Employer Plan, any participant in a BayCom Benefit Plan, or any other party.

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(f)            There are no pending or, to BayCom’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against BayCom or any of its Subsidiaries, or any strikes or other labor disputes against BayCom or any of its Subsidiaries.  Neither BayCom nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of BayCom or any of its Subsidiaries and, to the knowledge of BayCom, there are no organizing efforts by any union or other group seeking to represent any employees of BayCom or any of its Subsidiaries.

4.11            SEC Reports. BayCom has previously made available to PEB an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since January 1, 2021 and prior to the date hereof by BayCom pursuant to the Securities Act or the Exchange Act (the “BayCom Reports”) and (b) communication mailed by BayCom to its shareholders since January 1, 2021 and prior to the date hereof, and no such BayCom Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  All BayCom Reports filed under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of BayCom has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the BayCom Reports.

4.12            Compliance with Applicable Law. BayCom and each of its Subsidiaries hold, and have at all times since January 1, 2019, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and to the knowledge of BayCom, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  BayCom and each of its Subsidiaries have complied in all material respects with, and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to BayCom or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  United Business Bank has a Community Reinvestment Act rating of “satisfactory” or better.  Without limitation, none of BayCom, or its Subsidiaries, or to the knowledge of BayCom, any director, officer, employee, agent or other person acting on behalf of BayCom or any of its Subsidiaries has, directly or indirectly, (i) used any funds of BayCom or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of BayCom or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of BayCom or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of BayCom or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for BayCom or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for BayCom or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the Treasury.

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4.13            Agreements with Regulatory Agencies. Neither BayCom nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity, that (with respect to any of the foregoing) currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the BayCom Disclosure Schedule, a “BayCom Regulatory Agreement”), nor has BayCom or any of its Subsidiaries been advised since January 1, 2019, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such BayCom Regulatory Agreement.

4.14            Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of BayCom, any of its Subsidiaries or for the account of a customer of BayCom or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and as of the date hereof (assuming due authorization, execution and delivery by the applicable counterparty) are legal, valid and binding obligations of BayCom or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exception), and are in full force and effect.  BayCom and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to BayCom’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.15            Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect on BayCom, BayCom and its Subsidiaries are in compliance, and have complied, with all Environmental Laws.  There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of BayCom, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on BayCom or any of its Subsidiaries of any material liability or obligation arising under any Environmental Law, pending or threatened against BayCom or any of its Subsidiaries.  To the knowledge of BayCom, there is no reasonable basis for any such proceeding, claim, action or governmental investigation.  Neither BayCom nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with Governmental Entity or third party imposing any liability or obligation with respect to the foregoing.

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4.16            Investment Securities and Commodities.

(a)           Each of BayCom and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of BayCom or its Subsidiaries.  Such securities and commodities are valued on the books of BayCom in accordance with GAAP.

(b)           BayCom and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that BayCom believes are prudent and reasonable in the context of such businesses.  Prior to the date of this Agreement, BayCom has made available to PEB the material terms of such policies, practices and procedures.

4.17            Title. BayCom or a BayCom Subsidiary (a) has good and marketable title to all the real property reflected in the most recent audited balance sheet included in the BayCom Reports as being owned by BayCom or a BayCom Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “BayCom Owned Properties”), free and clear of all Liens, except for Liens reflected in the BayCom Reports and Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the most recent audited financial statements included in such BayCom Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “BayCom Leased Properties” and, collectively with the BayCom Owned Properties, the “BayCom Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to BayCom’s knowledge, the lessor.  There are no pending or, to the knowledge of BayCom, threatened condemnation proceedings against any BayCom Real Property. BayCom or a BayCom Subsidiary has good and marketable title to the other assets reflected in the most recent audited balance sheet included in the BayCom Reports as being owned by BayCom or a BayCom Subsidiary or acquired after the date hereof (except assets sold or disposed of since the date thereof), free and clear of any Liens other than (x) Permitted Encumbrances, (y) Monetary Liens reflected on such balance sheet or the notes thereto and (z) Monetary Liens, if any, with respect to assets acquired after the date of such balance sheet.

4.18            Intellectual Property.

(a)           BayCom and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BayCom: (i) (A)  the use of any Intellectual Property by BayCom and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person or entity and is in accordance with any applicable license pursuant to which BayCom or any BayCom Subsidiary acquired the right to use any Intellectual Property and (B) no person or entity has asserted in writing to BayCom that BayCom or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person or entity, (ii)  no person or entity is challenging, infringing on or otherwise violating any right of BayCom or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to BayCom or its Subsidiaries, and (iii) neither BayCom nor any BayCom Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by BayCom or any BayCom Subsidiary, and BayCom and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by BayCom and its Subsidiaries.

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(b)           To the knowledge of BayCom, the IT Assets operate and perform as required by BayCom and its Subsidiaries in connection with their respective businesses, and have not malfunctioned or failed within the past three (3) years. To the knowledge of BayCom, the IT Assets do not contain any “time bombs”, “Trojan horses”, “back doors”, “trap doors”, “worms”, viruses, bugs, faults or other devices or effects that (i) enable or assist any person to access without authorization the IT Assets or (ii) otherwise adversely affect the functionality of the IT Assets. To the knowledge of BayCom, no person has gained unauthorized access to the IT Assets. To the knowledge of BayCom, BayCom and its Subsidiaries maintain and utilize the IT Assets in accordance with all applicable licenses, agreements and other contracts. BayCom and its Subsidiaries have implemented and maintain reasonable backup, security and disaster recovery technology. BayCom and its Subsidiaries take reasonable measures, which are to the knowledge of BayCom, adequate to comply with all applicable law and their respective contractual and privacy commitments, to protect the confidentiality of customer financial and other data.

4.19            Reorganization.  Neither BayCom nor any BayCom Subsidiary has taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.20            BayCom Information.  The information relating to BayCom and its Subsidiaries to be contained in the Proxy Statement and the Form S-4, and the information relating to BayCom and its Subsidiaries that is provided by BayCom or its representatives for inclusion in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, and will comply in all materials respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder  The Form S-4 (except for such portions thereof that relate only to PEB or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.21            Loan Portfolio.

(a)           As of the date hereof, except as set forth in Section 4.21(a) of the BayCom Disclosure Schedule, neither BayCom nor any of its Subsidiaries is a party to any Loan in which BayCom or any Subsidiary of BayCom is a creditor which, as of July 31, 2021, was over ninety (90) days or more delinquent in payment of principal or interest.  Set forth in Section 4.21(a) of the BayCom Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of BayCom and its Subsidiaries that, as of July 31, 2021, were classified by BayCom as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” or words of similar import, together with the principal amount of each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of BayCom or any of its Subsidiaries that, as of July 31, 2021, was classified as “Other Real Estate Owned” and the book value thereof.

(b)           To BayCom’s knowledge, each Loan of BayCom and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of BayCom and its Subsidiaries as a secured Loan, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exception.

(c)           To the knowledge of BayCom, each outstanding Loan originated, administered and/or serviced by BayCom or any of its Subsidiaries was originated, administered and/or serviced, by BayCom or a BayCom Subsidiary, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of BayCom and its Subsidiaries and with all applicable federal, state and local laws, regulations and rules.

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(d)           None of the agreements pursuant to which BayCom or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e)           There are no outstanding Loans made by BayCom or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of BayCom or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)            Neither BayCom nor any of its Subsidiaries is now nor has it been since January 1, 2015 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

(g)           Except as set forth in Section 4.6 or in the foregoing provisions of Section 4.21, no representation or warranty is made with respect to the adequacy of the collateral or to the collectability of any loan or extension of credit by BayCom or any BayCom Subsidiary.

4.22            Insurance. Except as would not reasonably be expected to have a Material Adverse Effect on BayCom, (a) BayCom and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of BayCom reasonably has determined to be prudent and consistent with industry practice, and BayCom and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of BayCom and its Subsidiaries, BayCom or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

4.23            Regulatory Approval. To the knowledge of BayCom, as of the date of this Agreement, there do not exist any facts or circumstances that may prevent or unreasonably delay BayCom's or United Business Bank's receipt of the required regulatory approvals for the transactions contemplated by this Agreement, including any CRA issues, anticompetitive issues, anti-money laundering compliance issues or other bank regulatory compliance issues affecting BayCom or United Business Bank or their respective officers, directors or controlling shareholders.

4.24            Pro Forma Capital Requirements. BayCom and United Business Bank are as of the date of this Agreement, and will be immediately following the Closing, in compliance with all capital requirements required by each Regulatory Agency having jurisdiction over them.

4.25            Completeness of Representations. No representation or warranty made by or with respect to BayCom or its Subsidiaries in this Agreement (or in the BayCom Disclosure Schedules) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in this Agreement (or in such BayCom Disclosure Schedules) or in such representation or warranty not misleading.

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ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1            PEB Conduct of Businesses Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of BayCom, during the period from the date of this Agreement to the Effective Time, PEB shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice, (b) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of PEB or BayCom or any of their respective Subsidiaries to obtain any Requisite Regulatory Approvals (as defined in Section 7.1(e)) or to consummate the transactions contemplated hereby.

5.2            PEB Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, or as required by applicable law or a Governmental Entity, PEB shall not, and shall not permit any of its Subsidiaries to without the prior written consent of BayCom (which shall not be unreasonably withheld or delayed with respect to subsections (h), (m), (n), (o) or (s)):

(a)           Equity Securities. Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any warrants, options, other equity-based awards, convertible securities or other similar arrangements; or commitment to acquire any shares of the capital stock or other ownership interests except upon the exercise of PEB Stock Options that are outstanding as of the date of this Agreement.

(b)           Other Securities. Issue any other capital securities, including trust preferred or other similar securities, indebtedness with voting rights, or other securities, debentures or subordinated notes.

(c)           Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend or distribution on its capital stock or other ownership interests (other than dividends from wholly owned Subsidiaries to PEB or to another wholly owned PEB Subsidiary; or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other ownership interests, or rights with respect to the foregoing.

(d)           Compensation; Employment, Etc. Enter into, amend, renew or accelerate the vesting or payment under, any employment, consulting, severance, change in control, bonus, salary continuation or other similar agreements, arrangements or benefit plans with any current or former director, officer or employee or grant any salary or wage increase or award any incentive or other bonus payment or increase any employee benefit (including incentive or bonus payments), except (i) for changes that are required by applicable law, (ii) to satisfy contractual obligations existing as of the date hereof as described and set forth in Section 5.2(d) of the PEB Disclosure Schedule, (iii) payments or accelerated vesting in accordance with the current terms of the existing PEB Benefit Plans, or (iv) normal annual merit salary increases made in the ordinary course of business consistent in amount and timing with past practices to employees (other than executive officers).

(e)           Hiring. Hire any person as an employee of or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof as described and set forth in Section 5.2(e) of the PEB Disclosure Schedule or (ii) to fill any vacancies arising after the date hereof and whose employment is terminable at will and who are not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the transactions contemplated hereby or the consummation thereof.

(f)            Benefit Plans. Enter into, establish, adopt, modify or amend (except as may be required to conform to applicable law), renew (other than renewals of existing PEB health and welfare benefit plans), or terminate any PEB Benefit Plan, or take any action to accelerate the vesting of benefits payable thereunder, other than as may be contemplated by the terms of this Agreement.

(g)           Dispositions. Sell, transfer, mortgage, lease or encumber any of its assets or properties except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value or with respect to Other Real Estate Owned and related properties in the ordinary course and at a price determined to be reasonable under the circumstances; or sell or transfer any portion of its deposit liabilities.

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(h)           Certain Agreements, Leases or Licenses. Enter into, modify, amend or renew any data processing contract, service provider agreement, or any lease, license or maintenance agreement relating to real or personal property, Intellectual Property or IT Assets other than the annual renewal of an agreement that is necessary to operate its business in the ordinary course consistent with past practice; or permit to lapse its rights in any material Intellectual Property or IT Assets, provided that prior to committing to enter into, modify, amend or renew any such agreement with annual payments in excess of fifteen thousand dollars ($15,000), PEB Bank shall provide the Chief Operating Officer of United Business Bank or her designee with a copy of the agreement. PEB Bank shall consider any comments that may be raised by United Business Bank within two (2) business days after the agreement is delivered to such individual.

(i)            Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date hereof in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any person or entity.

(j)            Loans, Loan Participations and Servicing Rights. Sell or acquire any Loans (excluding originations) or Loan participations, except in the ordinary course of business consistent with the past practice of selling the guaranteed portion of SBA loans representing up to 50% of SBA loans produced subsequent to the date of this Agreement.

(k)           Governing Documents. Amend its organizational documents (or similar governing documents).

(l)            Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or any Governmental Entity.

(m)          Contracts. Enter into or terminate any PEB Contract or amend or modify in any material respect or renew any existing PEB Contract.

(n)           Claims. Except in the ordinary course of business consistent with past practice and involving an amount not in excess of fifteen thousand dollars ($15,000) (exclusive of any amounts paid directly or reimbursed to PEB or any of its Subsidiaries under any insurance policy maintained by PEB or any of its Subsidiaries), settle any claim, action or proceeding against it. Notwithstanding the foregoing, no settlement shall be made if it involves a precedent for other similar claims, which in the aggregate, could reasonably be determined to be material to PEB and its Subsidiaries, taken as a whole.

(o)           Foreclose. Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon; provided, however, that neither PEB nor any of its Subsidiaries shall be required to obtain such a report with respect to one- to four-family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property contains Hazardous Substances or might be in violation of or require remediation under Environmental Laws.

(p)           Deposit Taking and Other Bank Activities. In the case of PEB Bank (i) voluntarily make any material changes in or to its deposit mix; (ii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice and competitive factors in the marketplace; (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch or deposit taking facility; or (v) close or relocate any existing branch or other facility.

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(q)           Investments. Enter into any securities transactions for its own account or purchase or otherwise acquire any investment security for its own account other than investment securities with an “AA” rating or better with a projected average life of less than four (4) years in the ordinary course of business consistent with past practice; enter into or acquire any derivatives contract or structured note; or enter into any new, or modify, amend or extend the terms of any existing contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk.

(r)            Capital Expenditures. Purchase or lease any fixed assets where the amount paid or committed therefor is in excess of twenty-five thousand dollars ($25,000) individually or fifty thousand dollars ($50,000) in the aggregate, except for emergency repairs or replacements.

(s)           Lending. (i) Make any material changes in its policies concerning Loan underwriting or which classes of persons may approve Loans or approve exceptions to Loan policies in effect during calendar year 2021; or (ii) make, renew, modify or extend any Loans or extensions of credit except in the ordinary course of business consistent with past practice and PEB Bank’s existing lending policies as of the date of this Agreement, provided that for (a) any unsecured Loan or extension of credit in excess of two hundred fifty thousand dollars ($250,000), (b) any secured Loan or extension of credit in excess of two million five hundred thousand dollars ($2,500,000) and (c) any Loan or extension of credit that would result in PEB Bank’s aggregate direct or indirect exposure to the borrowing relationship exceeding five million dollars ($5,000,000), prior to committing to make, renew, modify or extend such Loan, PEB Bank shall provide the Chief Credit Officer of United Business Bank or his designee with a copy of the loan underwriting analysis and credit memo of PEB Bank with respect to such Loan (the “Loan Package”). PEB Bank shall consider any comments that may be raised by United Business Bank within two (2) business days after the Loan Package is delivered to such individual.

(t)            Joint Ventures and Real Estate Development Operations. Engage in any new joint venture, partnership or similar activity; make any new or additional investment in any existing joint venture or partnership; or engage in any new real estate development or construction activity.

(u)           Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) the Merger or the Bank Merger failing to qualify as a “reorganization” under Section 368(a) of the Code; (ii) any of PEB’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect (disregarding any materiality qualifications contained therein); (iii) any of the conditions set forth in Article VII not being satisfied; or (iv) a violation of any provision of this Agreement.

(v)           Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(w)          Indebtedness and Guaranties. Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of one year; or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other person or entity, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth in Section 5.2(r).

(x)            Liens. Subject any of its assets or properties to any Lien (other than in connection with securing advances, repurchase agreements and other borrowings from the FHLB and transactions in “federal funds”).

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(y)           Charitable Contributions. Make any charitable or similar contributions, except in amounts not to exceed five thousand dollars ($5,000) individually, and thirty thousand dollars ($30,000) in the aggregate.

(z)            New Lines of Business. Develop, market or implement any new line of business.

(aa)         Tax Matters. Make, change or revoke any tax election, file any amended Tax Return, enter into any Tax closing agreement, or settle or agree to compromise any liability with respect to disputed Taxes.

(bb)         Performance of Obligations. Take any action that is likely to materially impair PEB’s ability to perform any of its obligations under this Agreement or PEB Bank to perform any of its obligations under the Bank Plan of Merger.

(cc)         Commitments. Agree or commit to do any of the foregoing.

Notwithstanding anything to the contrary contained in this Agreement, PEB will use its reasonable good faith efforts to consult with (but shall not have to obtain the approval of) BayCom before engaging in any activities involving any material changes, not contemplated by PEB’s annual budget or PEB’s strategic plan (a true and correct copy of which has been provided to BayCom), to PEB’s (i) interest rate risk strategies; (ii) asset liability management; (iii) investment strategy; or (iv) funding strategy, including any changes in investments or funding that would constitute a deviation from current approved policies and internal limitations on investment and funding and any material increases or decreases in total investments or total borrowings. PEB agrees to meet at least monthly with BayCom to discuss the status of the forgoing matters.

5.3            BayCom Conduct of Business Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of PEB, during the period from the date of this Agreement to the Effective Time, BayCom shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course of business consistent with past practice, (b) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of PEB or BayCom or any of their respective Subsidiaries to obtain any Requisite Regulatory Approvals or to consummate the transactions contemplated hereby.

5.4            BayCom Forbearances. Except as expressly permitted or contemplated by this Agreement, or as required by applicable law or a Governmental Entity, or with the prior written consent of PEB during the period from the date of this Agreement to the Effective Time, BayCom shall not, and shall not permit any of its Subsidiaries to:

(a)           Governing Documents. Amend the BayCom Articles or BayCom Bylaws in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of PEB Common Stock (upon their receipt of BayCom Common Stock in the Merger).

(b)           Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) the Merger or the Bank Merger failing to qualify as a “reorganization” under Section 368(a) of the Code; (ii) any of BayCom’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect (disregarding any materiality qualifications contained herein); (iii) any of the conditions set forth in Article VII not being satisfied; or (iv) a violation of any provision of this Agreement.

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(c)           Performance Obligations. Take any action that is likely to materially impair BayCom’s ability to perform any of its obligations under this Agreement or United Business Bank to perform any of its obligations under the Bank Plan of Merger.

(d)           Commitments. Agree or commit to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1            Regulatory Matters.

(a)           As promptly as practicable following the date of this Agreement and using commercially reasonable best efforts to file within forty-five (45) days thereof, BayCom shall prepare and file with the SEC the Form S-4, in which the Proxy Statement, which will be prepared jointly by BayCom and PEB, will be included. Each of BayCom and PEB shall use its commercially reasonable best efforts to respond as promptly as practicable to any written or oral comments from the SEC or its staff with respect to the Form S-4 or any related matters. BayCom shall use its commercially reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. Upon the Form S-4 being declared effective, PEB shall thereafter mail or deliver the Proxy Statement to its shareholders. BayCom shall also use its commercially reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and PEB shall furnish all information concerning PEB and the holders of PEB Common Stock as may be reasonably requested in connection with any such action. If at any time prior to the Effective Time any event occurs or information relating to PEB or BayCom, or any of their respective affiliates, directors or officers, should be discovered by PEB or BayCom that should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable law, disseminated to PEB’s shareholders.

(b)           In addition to their obligations pursuant to Section 6.1(a), PEB and BayCom shall make all necessary filings with respect to the Merger and the other transactions contemplated by this Agreement under the Securities Act, the Exchange Act and applicable foreign or state securities or “Blue Sky” laws and regulations promulgated thereunder and provide each other with copies of any such filings. BayCom shall advise PEB, promptly after receipt of notice thereof, of (and provide copies of any notices or communications with respect to) the time of the effectiveness of the Form S-4, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of BayCom Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or its staff for amendment to the Proxy Statement or the Form S-4, comments thereon from the SEC’s staff and responses thereto or request of the SEC or its staff for additional information. No amendment or supplement to the Proxy Statement or the Form S-4 shall be filed without the approval of each of PEB and BayCom, which approval shall not be unreasonably withheld, delayed or conditioned.

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(c)           Subject to the terms and conditions set forth in this Agreement, BayCom and PEB shall, and shall cause their respective Subsidiaries to, use commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the satisfaction of the conditions precedent to the obligations of PEB (in the case of BayCom) or BayCom (in the case of PEB) to the Merger, (ii) the obtaining of all necessary consents or waivers from third parties, (iii) the obtaining of all necessary actions or no-actions, expirations or terminations of waiting periods under antitrust laws, waivers, consents, authorizations, permits, orders and approvals from, or any exemption by, any Governmental Entities and the taking of all commercially reasonable steps as may be necessary to obtain expirations or terminations of waiting periods under antitrust laws, an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger, the Bank Merger and to fully carry out the purposes of this Agreement. The Parties shall cooperate with each other and use their respective commercially reasonable best efforts to promptly prepare and file, and cause their respective Subsidiaries to prepare and file, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and other Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties, Regulatory Agencies or other Governmental Entities. PEB and BayCom shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to PEB or BayCom, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party, Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and other Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, (i) BayCom shall furnish PEB and its legal counsel for review and comment draft copies of the public portions of BayCom's and United Business Bank's applications to banking Regulatory Agencies at least three (3) business days prior to filing such applications, and (ii) as promptly as possible, but in no event later than thirty (30) days after the date of this Agreement (subject to timely cooperation and provision of information by PEB and its legal counsel), BayCom shall make all required applications and filings with banking Regulatory Agencies for approval of the Merger and the Bank Merger, and shall furnish copies of the public portions of such applications and filings to PEB and its legal counsel within three (3) business days after such filings. In addition, BayCom shall furnish to PEB and its legal counsel within three (3) business days after BayCom's receipt thereof, copies of all non-confidential correspondence from banking Regulatory Agencies with respect to such applications and filings.

(d)           Each of BayCom and PEB shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of BayCom, PEB or any of their respective Subsidiaries to any Regulatory Agency or other Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(e)           Each of BayCom and PEB shall promptly advise the other upon receiving any communication from any Regulatory Agency or other Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed, or that any such approval may contain an Unduly Burdensome Condition (as defined in Section 7.1(e)).

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6.2            Access to Information; Current Information.

(a)           Upon reasonable notice and subject to applicable laws, each of BayCom and PEB, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, IT Assets, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, each of BayCom and PEB shall, and shall cause its respective Subsidiaries to, make available to the other party, all other information concerning its business, properties and personnel as such party may reasonably request. PEB shall also provide the officers of BayCom and/or United Business Bank with access to the lending personnel of PEB Bank relating to post Merger duties, responsibilities and potential contractual arrangements to be effective on or after the Effective Time. Neither BayCom nor PEB nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of BayCom’s or PEB’s, as the case may be, customers, jeopardize the attorney-client privilege of the party in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The Parties will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)           PEB shall permit, and shall cause its Subsidiaries to permit, BayCom and/or an environmental consulting firm selected by BayCom, at the sole expense of BayCom, to conduct such phase I and/or phase II environmental audits, studies and tests on real property currently owned, leased or operated by PEB or any of its Subsidiaries. In the event any subsurface or phase II site assessments are conducted (which assessments shall be at BayCom’s sole expense), BayCom shall indemnify PEB and its Subsidiaries for all costs and expenses associated with returning the property to its previous condition and for any and all claims or demands which arise from the actions of BayCom or its agents on the property.

(c)           Subject to applicable law and regulations, during the period from the date hereof to the Effective Time, PEB shall, upon the request of BayCom, cause one or more of its designated officers to confer on a monthly basis (or more frequently if the Parties reasonably agree that it is necessary) with officers of BayCom regarding the financial condition, operations and business of PEB and its Subsidiaries and matters relating to the completion of the transactions contemplated by this Agreement. PEB Bank shall also provide the Chief Credit Officer of United Business Bank or his or her designee with all materials provided to members of PEB Bank’s loan (or similar) committee within two (2) business days following the meeting of such committee. As soon as reasonably available, but in no event more than five (5) business days after filing, PEB will deliver to BayCom all reports filed by it or any of its Subsidiaries with any Regulatory Agency or other Governmental Entity subsequent to the date hereof including all PEB Bank Call Reports and regulatory information filed with the Federal Reserve Board, the FDIC, and the DFPI. PEB will also deliver to BayCom as soon as practicable all quarterly and annual financial statements of PEB and its Subsidiaries prepared with respect to periods ending on or after June 30, 2021. As soon as practicable after the end of each month, PEB will deliver to BayCom in electronic form (i) the monthly deposit and loan trial balances of PEB Bank, (ii) the monthly analysis of PEB Bank’s investment portfolio, (iii) monthly balance sheet and income statement of PEB and its Subsidiaries, and (iv) to the extent available, an update of all of the information set forth in Section 3.25(a) of the PEB Disclosure Schedule for the then current period.

(d)           During the period from the date hereof to the Effective Time, PEB shall provide BayCom with board or committee packages and minutes of meetings of the boards of directors or committees thereof of PEB and PEB Bank within a reasonable period following any board or committee meeting; provided however, that the board and committee packages and minutes provided to BayCom may exclude (i) any materials relating to the transactions contemplated by this Agreement or an Acquisition Proposal (as defined in Section 6.7(e)), (ii) any materials if the disclosure of such materials to BayCom would or could reasonably be expected to result in a violation of applicable law, regulation or orders, decrees or determinations of a Government Entity, or (iii) any materials that are otherwise reasonably deemed by the PEB Board of Directors to be confidential.

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(e)           All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the Parties as of June 15, 2021 (the “Confidentiality Agreement”).

(f)            No investigation by a party hereto or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.

6.3            Shareholder Meetings.

(a)           PEB shall, and shall cause its Board of Directors to, (i) take all action in accordance with the securities laws, the laws of the State of California, the PEB Articles and the PEB Bylaws necessary to (A) call and give notice of a special meeting of its shareholders (the “PEB Shareholder Meeting”) for the purpose of seeking the PEB Shareholder Approval within ten (10) business days following the date the Form S-4 is declared effective under the Securities Act and (B) schedule the PEB Shareholder Meeting to take place on a date that is within forty (40) days after the notice date; (ii) subject to Section 6.7, use its commercially reasonable best efforts to (x) cause the PEB Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the PEB Shareholder Approval; and (iii) subject to Section 6.7, include in the Proxy Statement the recommendation that the PEB shareholders approve this Agreement and the Merger (the “PEB Board Recommendation”). PEB shall adjourn or postpone the PEB Shareholder Meeting, if, as of the time for which such meeting is originally scheduled there are insufficient shares of PEB Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated pursuant to Section 8.1 prior to the scheduled time of the PEB Shareholder Meeting, the PEB Shareholder Meeting shall be convened and this Agreement shall be submitted to the shareholders of PEB at the PEB Shareholder Meeting for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve PEB of such obligation.

(b)           BayCom shall, and shall cause its Board of Directors to, (i) take all action in accordance with the securities laws, the laws of the State of California, the BayCom Articles and the BayCom Bylaws necessary to (A) call and give notice of a special meeting of its shareholders (the “BayCom Shareholder Meeting”) for the purpose of seeking the BayCom Shareholder Approval within ten (10) business days following the date the Form S-4 is declared effective under the Securities Act and (B) schedule the BayCom Shareholder Meeting to take place on a date that is within forty (40) days after the notice date; (ii) use its commercially reasonable best efforts to (x) cause the BayCom Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the BayCom Shareholder Approval; and (iii) include in the Proxy Statement the recommendation that the BayCom shareholders approve this Agreement and the Merger (the “BayCom Board Recommendation”). BayCom shall adjourn or postpone the BayCom Shareholder Meeting, if, as of the time for which such meeting is originally scheduled there are insufficient shares of BayCom Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated pursuant to Section 8.1 prior to the scheduled time of the BayCom Shareholder Meeting, the BayCom Shareholder Meeting shall be convened and this Agreement shall be submitted to the shareholders of BayCom at the BayCom Shareholder Meeting for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve BayCom of such obligation. The BayCom Board of Directors shall at all times prior to and during the BayCom Shareholder Meeting recommend that the BayCom shareholders approve this Agreement. The Board of Directors of BayCom shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to PEB, the BayCom Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to PEB the BayCom Board Recommendation.

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6.4            Reservation of Common Stock; Nasdaq Listing.

(a)           BayCom agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of BayCom Common Stock to fulfill its obligations under this Agreement.

(b)           BayCom shall use its commercially reasonable best efforts to cause the shares of BayCom Common Stock to be issued to the holders of PEB Common Stock in the Merger to be authorized for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

6.5            Employee Matters.

(a)           Following the Effective Time, BayCom shall maintain or cause to be maintained employee benefit plans for the benefit of employees of PEB and its Subsidiaries who continue their employment after the Effective Time (“Covered Employees”) that provide employee benefits which are substantially comparable with respect to all material features to the employee benefits that are made available to similarly situated employees of BayCom or its Subsidiaries (other than PEB and its Subsidiaries), as applicable; provided that (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of BayCom or its Subsidiaries; and (ii) until such time as BayCom shall cause Covered Employees to participate in the benefit plans that are made available to similarly situated employees of BayCom or its Subsidiaries (other than PEB and its Subsidiaries), a Covered Employee’s continued participation in employee benefit plans of PEB and its Subsidiaries that are continued by BayCom or a BayCom Subsidiary shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the BayCom Benefit Plans may commence at different times with respect to each BayCom Benefit Plan).

(b)           To the extent that a Covered Employee becomes eligible to participate in a BayCom Benefit Plan, BayCom shall cause such BayCom Benefit Plan to (i) recognize prior service of such Covered Employee with PEB, its Subsidiaries or their predecessors for purposes of eligibility, participation, and vesting (other than vesting under BayCom Stock Plans) but not for the purposes of benefit accruals, but only to the extent that such service was recognized immediately prior to the Effective Time under a comparable PEB Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not operate to duplicate any benefits of a Covered Employee with respect to the same period of service; (ii) with respect to any BayCom Benefit Plan that is a health, dental, vision plan or other similar plan in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, BayCom or its applicable Subsidiary shall use its commercially reasonable best efforts to (A) cause any pre-existing condition limitations or eligibility waiting periods under such BayCom or Subsidiary plan to be waived with respect to such Covered Employee to the extent such condition was or would have been covered under the PEB Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, or to the extent the Covered Employee has or had satisfied the applicable eligibility waiting period under the PEB Benefit Plan, and (B) recognize any health, dental, vision or other similar expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan; and (iii) for purposes of vacation or paid time off (“PTO”) benefits, BayCom will treat service of a Covered Employee at PEB or PEB Bank as equivalent to service at BayCom for determining such Covered Employee’s eligibility and participation under the BayCom vacation or PTO plan, and any vacation or PTO taken prior to the Closing Date (or such later date when PTO plans or programs are integrated) shall be subtracted under the BayCom plan from the Covered Employee’s maximum vacation or PTO entitlement for the calendar year in which the Closing Date occurs.

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(c)           Prior to the Effective Time, PEB shall, to the extent requested to do so by BayCom in writing, take, and shall cause its Subsidiaries to take, all actions reasonably requested by BayCom that may be necessary or appropriate to (i) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any PEB Benefit Plan for such period as may be requested by BayCom, (ii) facilitate the merger of any PEB Benefit Plan into any employee benefit plan maintained by BayCom or a BayCom Subsidiary, and/or (iii) amend or terminate one or more PEB Benefit Plans (to the extent permitted by the terms thereof and Section 409A of the Code) immediately prior to the Effective Time, other than as provided in other subsections of this Section 6.5. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 6.5(c) shall be subject to BayCom’s prior review and approval, which shall not be unreasonably withheld.

(d)           Any employee of PEB or PEB Bank (other than any employee covered by an existing employment, change in control or severance agreement) that becomes an employee of BayCom or United Business Bank at the Effective Time who is terminated on or within one year following the Closing (other than for cause, death, disability, normal retirement or voluntarily resignation) shall receive a severance payment calculated in accordance with the policy set forth on Section 6.5(d) of the BayCom Disclosure Schedule.

(e)           Subject to the requirements of applicable law, for those Covered Employees whose employment continues with PEB and its Subsidiaries through the earlier of the Effective Date or March 1, 2022, such Covered Employees shall be entitled to receive their earned incentive bonus for 2021 and any accrued discretionary annual bonus (in each case subject to reduction for any amount that may have been previously paid by PEB with respect to such annual period with the prior written consent of BayCom) at the same time as BayCom pays out its bonuses in 2022 for similarly situated employees. For any employee of PEB and its Subsidiaries who will not be a Covered Employee, PEB or PEB Bank shall pay to each such employee at the Closing the amount of the incentive bonus earned by such employee for 2021 and any accrued discretionary annual bonus (in each case subject to reduction for any amount that may have been previously paid by PEB with respect to such annual period with the prior written consent of BayCom). In the event the Effective Time is later than January 31, 2022, pro-rated performance-based bonuses shall be payable under the Executive Bonus Plan with respect to calendar 2022 for each whole month prior to the Effective Time.

(f)            Nothing in this Agreement shall confer upon any employee, officer, director or consultant of BayCom or PEB or any of their Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Company, PEB, BayCom or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Company, PEB, BayCom or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of BayCom or PEB or any of their Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause.  Nothing in this Agreement shall be deemed to alter or limit the ability of the Surviving Company or any of its Subsidiaries or affiliates to amend, modify or terminate any particular PEB Benefit Plan, BayCom Benefit Plan, or any other benefit or employment plan, program, agreement or arrangement after the Effective Time.  Without limiting the generality of the final sentence of Section 9.9, nothing in this Section 6.5, express or implied, is intended to or shall confer upon any third party, including without limitation any current or former employee, officer, director or consultant of BayCom or PEB or any of their Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Section 6.5.

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(g)           In the event that any disqualified individual of PEB or its Subsidiaries receives any payments, benefits or acceleration of vesting (the “Total Payments”) in connection with the Merger that would constitute a “parachute payment” within the meaning of Section 280G of the Code that is subject to the Tax imposed by Section 4999 of the Code, then PEB will take all steps necessary to ensure that the Total Payments will be reduced such that the value of the Total Payments that each counterparty is entitled to receive shall be $1.00 less than the maximum amount which the counterparty may receive without becoming subject to the excise tax or resulting in a disallowance of a deduction of the payment of such amount under Section 280G of the Code.

6.6            Officers’ and Directors’ Tail Insurance; Indemnification.

(a)            PEB shall purchase, prior to the Effective Time, a prepaid “tail” policy providing single limit equivalent coverage to its current officers’ and directors’ liability insurance coverage with respect to actions, omissions, events, matters and circumstances occurring prior to the Effective Time for a period of up to six (6) years following the Effective Time for a premium cost not to exceed 250% of the annual premium for its current insurance coverage. If such prepaid “tail” policy has been obtained by PEB prior to the Effective Time, BayCom shall cause such policy to be maintained in full force and effect for its full term, and shall cause all obligations thereunder to be honored by BayCom and no other party shall have any further obligation to purchase or pay for insurance hereunder. The officers and directors of PEB may be required to make application and provide customary representations and warranties to PEB’s insurance carrier for the purpose of obtaining such insurance.

(b)           For six (6) years from and after the Effective Time, BayCom shall indemnify and hold harmless each person who is now, or who has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director or officer of PEB or any of its Subsidiaries (each, an “PEB Indemnified Party”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of BayCom, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation (each, a “Claim”), in which a PEB Indemnified Party is, or is threatened to be made, a party or witness or arising out of the fact that such person is or was a director or officer of PEB or any of its Subsidiaries if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted under the organizational documents of PEB and its Subsidiaries and to the fullest extent otherwise permitted by law.

(c)           In connection with the indemnification provided pursuant to Section 6.6(b), BayCom and/or a BayCom Subsidiary (i) will advance expenses, promptly after statements therefor are received, to each PEB Indemnified Party to the fullest extent permitted by law and Governmental Entities (provided the individual to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such individual is not entitled to indemnification), including the payment of the fees and expenses of one counsel with respect to a matter, and one local counsel in each applicable jurisdiction, if necessary or appropriate, selected by such PEB Indemnified Party or multiple PEB Indemnified Parties, it being understood that they collectively shall only be entitled to one counsel and one local counsel in each applicable jurisdiction where necessary or appropriate (unless a conflict shall exist between them in which case they may retain separate counsel), all such counsel shall be reasonably satisfactory to BayCom and (ii) will cooperate in the defense of any such matter.

(d)           This Section 6.6 shall survive the Effective Time, is intended to benefit each PEB Indemnified Party (each of whom shall be entitled to enforce this Section against BayCom), and shall be binding on all successors and assigns of BayCom.

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(e)           In the event BayCom or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to one or more other persons or entities, then, and in each such case, proper provision shall be made so that the successors and assigns of BayCom assume the obligations set forth in this Section 6.6.

6.7            No Solicitation.

(a)           PEB agrees that, except as expressly permitted by Section 6.7(b), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, it will not, and will cause its Subsidiaries and the officers, directors, and employees of PEB and its Subsidiaries (the “PEB Individuals”) not to, and will use its commercially reasonable best efforts to cause PEB’s and its Subsidiaries’ agents, advisors and controlled affiliates, accountants, legal counsel, and financial advisors (the “PEB Representatives”) not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide any confidential or nonpublic information or data concerning its and/or its Subsidiaries business, properties or assets (“PEB Confidential Information”) to, or have any discussions with, any person or entity relating to, any Acquisition Proposal. PEB will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons or entities other than BayCom with respect to any Acquisition Proposal and will use its commercially reasonable best efforts, subject to applicable law, to enforce any confidentiality or similar agreement relating to such an Acquisition Proposal.

(b)           Notwithstanding anything to the contrary in Section 6.7(a), at any time from the date of this Agreement and prior to obtaining the PEB Shareholder Approval, in the event PEB receives an unsolicited Acquisition Proposal and the Board of Directors of PEB determines in good faith that such Acquisition Proposal may constitute a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal, PEB may, and may permit its Subsidiaries and the PEB Individuals and the PEB Representatives to, (i) negotiate the terms of, and enter into, a confidentiality agreement with terms and conditions no less favorable to PEB than the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”), (ii) furnish or cause to be furnished PEB Confidential Information to the person or entity making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement, and (iii) negotiate and participate in such negotiations or discussions with the person or entity making such Acquisition Proposal concerning such Acquisition Proposal, if the Board of Directors of PEB determines in good faith (following consultation with counsel) that failure to take such actions would result in a violation of its fiduciary duties under applicable law.

(c)           The Board of Directors of PEB shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to BayCom, the PEB Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to BayCom the PEB Board Recommendation (any such action, a “Change in Recommendation”). Notwithstanding the foregoing, the Board of Directors of PEB (including any committee thereof) may, at any time prior to obtaining the PEB Shareholder Approval, effect a Change in Recommendation in response to a bona fide written unsolicited Acquisition Proposal made after the date of this Agreement that the Board of Directors of PEB determines in good faith (after consultation with PEB’s outside legal counsel) constitutes a Superior Proposal; provided, however, that the Board of Directors of PEB may not make a Change in Recommendation, or terminate this Agreement pursuant to Section 8.1(f), with respect to an Acquisition Proposal until it has given BayCom at least four (4) business days, following BayCom’s initial receipt of written notice that the Board of Directors of PEB has determined that such Acquisition Proposal is a Superior Proposal and the reasons therefor, to respond to any such Acquisition Proposal and, taking into account any amendment or modification to this Agreement proposed by BayCom, the Board of Directors of PEB determines in good faith (after consultation with counsel) that such Acquisition Proposal continues to constitute a Superior Proposal.

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(d)           PEB will promptly (and in any event within two (2) business days) advise BayCom in writing following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person or entity making such Acquisition Proposal), and will keep BayCom apprised of any related developments, discussions and negotiations (including the terms and conditions, whether written or oral, of the Acquisition Proposal) on a current basis.

(e)           As used in this Agreement, the following terms have the meanings set forth below:

“Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving PEB or PEB Bank or any proposal or offer to acquire in any manner more than 20% of the voting power in, or more than 20% of the fair market value of the business, assets or deposits of, PEB or PEB Bank, other than the transactions contemplated by this Agreement.

“Superior Proposal” means a written Acquisition Proposal that the Board of Directors of PEB concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger, (i) after receiving the advice of its financial advisors, (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, however, that for purposes of the definition of “Superior Proposal,” the references to “more than 20%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority”.

6.8            Bank Director. BayCom shall cause United Business Bank to take all action necessary to appoint or elect as a director of United Business Bank, effective upon consummation of the Bank Merger, one person who serves as a director of PEB Bank immediately prior to the Effective Time and who is mutually acceptable to PEB, PEB Bank, BayCom and United Business Bank.

6.9            Notification of Certain Matters. Each of the Parties shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein. Each of PEB and BayCom shall promptly inform the other in writing upon receiving notice of any claim, demand, cause of action or investigation by any Governmental Entity or third party against, or threatened against, it or any of its Subsidiaries or any of their respective assets, properties, or any of their respective directors, officers or employees in their individual capacities as such.

6.10          Correction of Information. Each of PEB and BayCom shall promptly correct and supplement in writing any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, without taking into account any Material Adverse Effect qualification, and shall include all facts necessary to make such information correct and complete in all material respects at all times; provided, however, that in each case, such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or any failure of a condition under Article VII, or to otherwise limit or affect in any way the remedies available hereunder to any party receiving such notice.

6.11          Integration. From and after the date hereof, PEB shall, and shall cause PEB Bank and its and PEB Bank’s directors, officers and employees to, make all commercially reasonable best efforts (without undue disruption to either business) to (i) cooperate in order to permit United Business Bank to train PEB Bank employees who are expected to continue employment with United Business Bank, including excusing such employees from their duties for the purpose of training and orientation by United Business Bank following reasonable advance notice and (ii) cause PEB Bank’s data processing consultants and software providers to, cooperate and assist PEB Bank and United Business Bank in connection with reasonable requests as to scope, timing and content related to the planned electronic and systematic conversion of all applicable data of PEB Bank to the United Business Bank system to occur after the Effective Time, in each case without undue disruption to PEB Bank’s business, during normal business hours and at the expense of BayCom or United Business Bank (not to include PEB Bank’s regular employee payroll).

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6.12          Coordination; Integration. Subject to applicable law, during the period from the date hereof until the Effective Time, PEB shall cause the Chief Executive Officer, Chief Operating Officer, Chief Credit Officer, and Chief Financial Officer of PEB Bank, as may be appropriate, to assist and confer with the officers of United Business Bank, on a periodic basis, relating to the development, coordination and implementation of the post-Merger operating and integration plans of United Business Bank, as the resulting bank in the Bank Merger.

6.13          Delivery of Agreements. PEB shall cause each of the PEB Voting Agreements and the Non-Solicitation Agreements to be executed and delivered to BayCom prior to or simultaneously with the execution of this Agreement. BayCom shall cause each of the BayCom Voting Agreements to be executed and delivered to PEB prior to or simultaneously with the execution of this Agreement.

6.14          Tangible Shareholders’ Equity.

(a)            PEB shall calculate the PEB Adjusted Tangible Shareholders’ Equity (as defined below) as of a date that is ten business days prior to the Closing (the “Determination Date”) and shall deliver to BayCom a statement setting forth its calculations of the PEB Adjusted Tangible Shareholders’ Equity within two business days following the Determination Date. For purposes of this Agreement, the “PEB Adjusted Tangible Shareholders’ Equity” will equal (y) the sum of the capital stock, surplus and undivided profits of PEB on a consolidated basis as of the Determination Date in accordance with GAAP, consistently applied, excluding the impact of all PEB Transaction Expenses, minus (z) all goodwill and other intangible assets of PEB on a consolidated basis as of the Determination Date. For purposes of this Agreement, “PEB Transaction Expenses” include the following, whether paid or accrued by PEB before, at or after the Determination Date: (i) the amount of all costs and expenses related to the Merger, the Bank Merger, this Agreement and the transactions contemplated hereby (including, without limitation, any professional fees, including PEB’s portion of any expenses of the independent accounting firm pursuant to Section 6.14(c) below) which are payable by PEB or any of its Subsidiaries; (ii) the amount of any fees and commissions payable by PEB or any of its Subsidiaries to any broker, finder, financial advisor or investment banking firm in connection with the Merger or the Bank Merger; (iii) the amount of the accrual through the Closing Date in accordance with GAAP of any future benefit payments due by PEB or PEB Bank under any salary continuation, deferred compensation or other similar agreements of PEB or PEB Bank; (iv) the amount of any cost to fully fund and liquidate any PEB Employee Plan and to pay all related expenses and fees to the extent such termination is requested by BayCom; (v) the amount of any payments or additional accruals required to be made pursuant to any existing employment, change in control, salary continuation, deferred compensation or other similar arrangement, or severance, noncompetition or retention bonus arrangement between PEB, PEB Bank and any other person; (vi) the amount of all contract termination fees, penalty or liquidated damages associated with the termination of PEB’s or PEB Bank’s contracts with any third-party service provider, including without limitations, the amount of any contract termination fees, penalty or liquidated damages associated with the termination of PEB’s or PEB Bank’s contracts with any third-party provider of electronic banking and data processing services prior to or following the Closing Date; (vii) the cost of tail insurance premiums in accordance with Section 6.6; and (viii) the cost of any post-closing utilization by BayCom or PEB Bank of PEB’s or its Subsidiaries’ data processing agreement(s) and conversion costs related to the migration or conversion of data processing systems from PEB Bank to United Business Bank.

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(b)           BayCom shall calculate the BayCom Adjusted Tangible Shareholders’ Equity (as defined below) as of the Determination Date and shall deliver to PEB a statement setting forth its calculations of the BayCom Adjusted Tangible Shareholders’ Equity within two business days following the Determination Date. For purposes of this Agreement, the “BayCom Adjusted Tangible Shareholders’ Equity” will equal (y) the sum of the capital stock, surplus and undivided profits of BayCom on a consolidated basis as of the Determination Date in accordance with GAAP, consistently applied, excluding the impact of all BayCom Transaction Expenses, minus (z) all goodwill and other intangible assets of BayCom on a consolidated basis as of the Determination Date. For purposes of this Agreement, “BayCom Transaction Expenses” include the following, whether paid or accrued by BayCom before, at or after the Determination Date: (a) the amount of all costs and expenses related to the Merger, the Bank Merger, this Agreement and the transactions contemplated hereby (including, without limitation, any professional fees, including BayCom’s portion of any expenses of the independent accounting firm pursuant to Section 6.14(c) below) which are payable by BayCom or any of its Subsidiaries; and (b) the amount of any fees and commissions payable by BayCom or any of its Subsidiaries to any broker, finder, financial advisor or investment banking firm in connection with the Merger or the Bank Merger.

(c)            If the parties are unable to resolve any dispute related to the calculations of either the PEB Adjusted Tangible Shareholders’ Equity or the BayCom Adjusted Tangible Shareholders’ Equity within three (3) business days after the date such calculation is delivered to the other party, PEB and BayCom shall submit the calculation of the PEB Adjusted Tangible Shareholders’ Equity or the BayCom Adjusted Tangible Shareholders’ Equity (as applicable) at the Determination Date to an independent accounting firm as shall be mutually agreed in writing by the parties for review and resolution of any and all matters which remain in dispute. The independent accounting firm shall reach a final resolution of all matters (such determination of Adjusted Tangible Shareholders’ Equity by the independent accounting firm shall be consistent with and in accordance with this Section 6.14)) and shall furnish such resolution in writing to PEB and BayCom as soon as practicable, but in no event more than three (3) business days after such matters have been referred to the independent accounting firm. Such resolution shall be made in accordance with this Agreement and will be conclusive and binding upon PEB and BayCom, absent manifest error or fraud. The resolution reached by the parties or the independent accounting firm in accordance with this Section 6.14(c) will constitute the final calculation of the PEB Adjusted Tangible Shareholders’ Equity and the BayCom Adjusted Tangible Shareholders’ Equity at the Determination Date. The costs for the independent accounting firm to reach such resolution shall be shared equally by PEB and BayCom.

ARTICLE VII

CONDITIONS PRECEDENT

7.1            Conditions to Each Party’s Obligations. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction or, to the extent permitted by law, waiver by each of PEB and BayCom, at or prior to the Closing Date of the following conditions:

(a)           Shareholder Approvals. Each of the PEB Shareholder Approval and the BayCom Shareholder Approval shall have been obtained.

(b)           Nasdaq Listing. The shares of BayCom Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

(c)           Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

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(d)           No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger or the Bank Merger shall be in effect.

(e)           Regulatory Approvals. All regulatory authorizations, consents, orders or approvals from Regulatory Agencies and other Governmental Entities required to consummate the Merger and the Bank Merger shall have been obtained without the imposition of any non-standard condition or requirement, which individually or in the aggregate, is reasonably deemed unduly burdensome by the Board of Directors of BayCom including any condition that would increase the minimum regulatory capital requirements of BayCom or United Business Bank (an “Unduly Burdensome Condition”) and such authorizations, consents, orders and approvals shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”).

7.2            Conditions to Obligations of BayCom. The obligation of BayCom to effect the Merger is also subject to the satisfaction, or, to the extent permitted by law, waiver by BayCom, at or prior to the Closing Date, of the following conditions:

(a)           Representations and Warranties. The representations and warranties of PEB set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement, and (ii) true and correct in all material respects as of the Closing Date as though made on the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that

(A)	the representations and warranties in Sections 3.2 (Capitalization) (other than inaccuracies that are de minimis in amount and effect), Section 3.7 (Broker’s Fees), and Section 3.8(a) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date;

(B)	the representations and warranties in Section 3.3 (Authority; No Violation), Section 3.8 (Books and Records) as to stock and ownership records and Section 3.24 (PEB Information) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date; and

(C)	no other representation or warranty of PEB shall be deemed untrue or incorrect as of the Closing Date as a consequence of events or circumstances arising after the date hereof, unless such event or circumstance, individually or taken together with other facts, events or circumstances inconsistent with any representation or warranty of PEB has had or would reasonably be expected to result in a Material Adverse Effect on PEB;

provided, further, that for purposes of clause (C) above, any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects” or similar terms or phrases) or Material Adverse Effect in any such representation or warranty shall be disregarded; and BayCom shall have received a certificate signed on behalf of PEB by the Chief Executive Officer or the Chief Operating Officer of PEB to the foregoing effect.

(b)           Performance of Obligations of PEB. PEB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and BayCom shall have received a certificate signed on behalf of PEB by the Chief Executive Officer or the Chief Operating Officer of PEB to such effect.

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(c)           Dissenting Shares. Dissenting Shares shall be less than ten percent (10%) of the issued and outstanding shares of PEB Common Stock.

(d)           Third Party Consents. PEB shall have obtained the written consent of the counterparties to the contracts set forth on Exhibit G in form and substance reasonably satisfactory to BayCom, to enable BayCom or a BayCom Subsidiary to receive the full benefit under such contracts following the consummation of the transaction contemplated by this Agreement without the payment of any penalty or premium.

(e)           Opinion of Tax Counsel. BayCom shall have received an opinion from Silver, Freedman, Taff & Tiernan LLP, special counsel to BayCom, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Silver, Freedman, Taff & Tiernan LLP may require and rely upon representations contained in letters from each of BayCom and PEB.

(f)            PEB Adjusted Tangible Shareholders’ Equity. The PEB Adjusted Tangible Shareholders’ Equity shall be at least $61,029,000 at the Determination Date.

7.3            Conditions to Obligations of PEB. The obligation of PEB to effect the Merger is also subject to the satisfaction, or to the extent permitted by law, waiver by PEB, at or prior to the Closing Date, of the following conditions:

(a)           Representations and Warranties. The representations and warranties of BayCom set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement, and (ii) true and correct in all material respects as of the Closing Date as though made on the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that

(A)	the representations and warranties in Section 4.2 (Capitalization) (other than inaccuracies that are de minimis in amount and effect), and Section 4.7(a) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except the representations in Section 4.2 that speak specifically as the date of this Agreement or another specified date shall be true and correct as of such date;

(B)	the representations and warranties in Section 4.3 (Authority; No Violation) and Section 4.20 (BayCom Information) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date; and

(C)	no other representation or warranty of BayCom shall be deemed untrue or incorrect as of the Closing Date as a consequence of events or circumstances arising after the date hereof, unless such event or circumstance, individually or taken together with other facts, events or circumstances inconsistent with any representation or warranty of BayCom has had or would reasonably be expected to result in a Material Adverse Effect on BayCom;

provided, further, that for purposes of clause (C) above, any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects” or similar terms or phrases) or Material Adverse Effect in any such representation or warranty shall be disregarded; and PEB shall have received a certificate signed on behalf of BayCom by the Chief Executive Officer or the Chief Financial Officer of BayCom to the foregoing effect.

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(b)           Performance of Obligations of BayCom. BayCom shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and PEB shall have received a certificate signed on behalf of BayCom by the Chief Executive Officer or the Chief Financial Officer of BayCom to such effect.

(c)           Opinion of Tax Counsel. PEB shall have received an opinion from Sheppard, Mullin, Richter & Hampton LLP, special counsel to PEB, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Sheppard, Mullin, Richter & Hampton LLP may require and rely upon representations contained in letters from each of BayCom and PEB.

(d)           BayCom Adjusted Tangible Shareholders’ Equity. The BayCom Adjusted Tangible Shareholders’ Equity shall be at least $206,316,000 at the Determination Date.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1            Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the PEB Shareholder Approval or the BayCom Shareholder Approval, by action of the Board of Directors of a party, as follows:

(a)           by the written mutual consent of PEB and BayCom;

(b)           by either PEB or BayCom, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform any covenant or agreement in this Agreement required to be performed prior to the Effective Time;

(c)           by either PEB or BayCom, if the Merger shall not have been consummated on or before April 30, 2022, (the “End Date”) unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement, provided however, that either party can extend the End Date to May 31, 2022 if the failure of the Closing is due to not obtaining the Requisite Regulatory Approvals;

(d)           by either PEB or BayCom (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of PEB, in the case of a termination by BayCom, or BayCom, in the case of a termination by PEB, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within thirty (30) days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;

(e)            by BayCom if (i) the Board of Directors of PEB (or any committee thereof) shall have failed to make the PEB Board Recommendation or made a Change in Recommendation or (ii) PEB shall have materially breached any of the provisions set forth in Section 6.7 or (iii) PEB shall have refused to call or hold the PEB Shareholder Meeting (unless this Agreement is terminated prior to the PEB Shareholder Meeting pursuant to Section 8.1(f);

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(f)            by PEB prior to obtaining the PEB Shareholder Approval in order to enter into an agreement relating to a Superior Proposal in accordance with Section 6.7; provided, however, that PEB has (i) not materially breached the provisions of Section 6.7, and (ii) complied with its payment obligation under Section 8.4(a); or

(g)           by either PEB or BayCom, if the provisions of Section 8.1(e) are not applicable and either (i) the shareholders of PEB fail to provide the PEB Shareholder Approval at a duly held meeting of shareholders or at an adjournment or postponement thereof or (ii) the shareholders of BayCom fail to provide the BayCom Shareholder Approval at a duly held meeting of shareholders or at an adjournment or postponement thereof.

8.2            Effect of Termination. In the event of termination of this Agreement by either PEB or BayCom as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of PEB, BayCom, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 8.2, 8.3, 8.4, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9, 9.10 and 9.11 shall survive any termination of this Agreement, and (ii) if this Agreement is terminated under Section 8.1(d), the non-terminating party shall not, except as provided in Section 8.4(c), be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

8.3            Fees and Expenses. Except with respect to filing and other fees in connection with any filing with the SEC and Regulatory Agencies, which shall be borne by BayCom, all fees and expenses incurred in connection with the Merger, the Bank Merger, this Agreement, and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

8.4            Termination Fee.

(a)           If this Agreement is terminated pursuant to Section 8.1(e) or (f), then (i) in the case of termination under Section 8.1(e), PEB shall immediately following such termination pay BayCom an amount equal to $2.5 million (the “Termination Fee”), and (ii) in the case of termination under Section 8.1(f), PEB shall, simultaneously with such termination and as a condition thereof, pay BayCom the Termination Fee, in each case in same-day funds.

(b)           If this Agreement is terminated by either party under Section 8.1(g)(i), and prior thereto there has been publicly announced an Acquisition Proposal, then if within one year of such termination PEB or PEB Bank either (A) enters into a definitive agreement with respect to an Acquisition Proposal or (B) consummates an Acquisition Proposal, PEB shall immediately pay BayCom the Termination Fee set forth in Section 8.4(a) in same-day funds. For purposes of clauses (A) and (B) above, the reference to 20% in the definition of Acquisition Proposal shall be 50%.

(c)           The payment of the Termination Fee shall fully discharge PEB from any and all liability under this Agreement and related to the transactions contemplated herein, and BayCom shall not be entitled to any other relief or remedy against PEB. If the Termination Fee is not payable, BayCom may pursue any and all remedies available to it against PEB on account of a willful and material breach by PEB of any of the provisions of this Agreement. Moreover, if the Termination Fee is payable pursuant to Section 8.1(e)(ii) or (iii), BayCom shall have the right to pursue any and all remedies available to it against PEB on account of the willful and material breach by PEB of Section 6.7 in lieu of accepting the Termination Fee under Section 8.4(a). PEB may pursue any and all remedies available to it against BayCom on account of a willful and material breach by BayCom of any of the provisions of this Agreement.

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8.5            Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of PEB or BayCom; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of PEB and/or BayCom, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval by the shareholders of PEB or BayCom under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.6            Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1            Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place on a date no later than the last day of the month (but no earlier than five (5) business days) after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than the conditions in Sections 7.2(f) and 7.3(d) and those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the Parties (the “Closing Date”).

9.2            Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.6 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.3            Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to BayCom, to:

BayCom Corp
500 Ygnacio Valley Road, Suite 200

Walnut Creek, California 94956
Attention: George J. Guarini, President and Chief Executive Officer
Email: gguarini@ubb-us.com

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with a copy to:

Silver, Freedman, Taff & Tiernan LLP

3299 K Street, N.W.

Suite 200

Washington, D.C. 20007

Attention: Dave M. Muchnikoff

Email: dmm@sfttlaw.com

(b)	if to PEB, to:

Pacific Enterprise Bancorp

17748 Skypark Circle

Suite 100

Irvine, CA 92614

Attention: Brian J. Halle, President and Chief Executive Officer

Email: bhalle@pacificenterprisebank.com

with a copy to:

Sheppard, Mullin, Richter & Hampton LLP

650 Town Center Drive

Tenth Floor

Costa Mesa, CA 92626

Attention: Joshua Dean

Email: jdean@sheppardmullin.com

9.4            Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the Parties that such provision, covenant or restriction be enforced to the maximum extent permitted.

9.5            Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement and shall become effective when one or more counterparts have been signed by each of the Parties hereto and delivered to the other party ,hereto; it being understood and agreed that all Parties hereto need not sign the same counterpart. The delivery by facsimile or by electronic delivery in PDF format of this Agreement with all executed signature pages (in counterparts or otherwise) shall be sufficient to bind the parties hereto to the terms and conditions set forth herein. All of the counterparts will together constitute one and the same instrument, and each counterpart will constitute an original of this Agreement.

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9.6            Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior written, and prior or contemporaneous oral, agreements and understandings, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.7            Governing Law, Jurisdiction, Venue and Construction. This Agreement shall be governed and construed in accordance with the laws of the State of California and applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles or any other principle that could require the application of the application of the law of any other jurisdiction. The Parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of California. Each of the Parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. This Agreement has been negotiated and prepared by the Parties and their respective counsel. This Agreement shall be fairly interpreted in accordance with its terms and without any strict construction in favor or against either party.

9.8            Publicity. Neither PEB nor BayCom shall, and neither PEB nor BayCom shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld or delayed) of BayCom, in the case of a proposed announcement or statement by PEB, or PEB, in the case of a proposed announcement or statement by BayCom; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the Nasdaq.

9.9            Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other party (which shall not be unreasonably withheld or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except for Section 6.6, which is intended to benefit each indemnified person referenced therein, or as otherwise specifically provided herein, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the Parties hereto any rights or remedies under this Agreement.

9.10          Specific Performance; Time of the Essence. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled specific performance of the terms hereof, without the necessity of demonstrating irreparable harm or posting of any bond or security, in addition to any other remedies to which they are entitled at law or equity. Time is of the essence for performance of the agreements, covenants and obligations of the Parties herein.

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9.11          Disclosure Schedule. Before entry into this Agreement, each party delivered to the other a schedule (each a “Disclosure Schedule”) that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties of the disclosing party contained in Article III or Article IV, as applicable, and, in the case of PEB, to one or more of its covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect and (b) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance. For purposes of this Agreement, “Previously Disclosed” means information set forth by a party in the applicable paragraph of its Disclosure Schedule, or any other paragraph of its Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other paragraph of its Disclosure Schedule is also applicable to the section of this Agreement in question).

9.12          Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

9.13          Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable Law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

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BayCom and PEB have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

BAYCOM CORP

By:	/s/ George J. Guarini
	Name:	George J. Guarini
	Title:	President and Chief Executive Officer

PACIFIC ENTERPRISE BANCORP

By:	/s/ Brian J. Halle
	Name:	Brian J. Halle
	Title:	President and Chief Executive Officer

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EXHIBIT A

FORM OF

PACIFIC ENTERPRISE BANCORP VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is dated as of September 7, 2021, by and between the undersigned holder (“Shareholder”) of common stock of Pacific Enterprise Bancorp, a California corporation (“PEB”), and BayCom Corp, a California corporation (“BayCom”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, BayCom and PEB are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which PEB will merge with and into BayCom, with BayCom as the surviving entity, (the “Merger”), and in connection with the Merger, each outstanding share of PEB Common Stock will be converted into the right to receive the Merger Consideration and cash in lieu of fractional shares of BayCom Common Stock;

WHEREAS, Shareholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or direct the disposition of) and to vote (or direct the voting of) directly or indirectly the number of shares of PEB Common Stock indicated on the signature page of this Agreement under the heading “Total Number of Shares of PEB Common Stock Subject to this Agreement” (such shares, together with any additional shares of PEB Common Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to collectively as the “Shares”); and

WHEREAS, it is a material inducement to the willingness of BayCom to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of, and as a material inducement to, BayCom entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by BayCom in connection therewith, Shareholder and BayCom agree as follows:

Section 1.          Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at the PEB Shareholder Meeting or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by BayCom, Shareholder shall:

(a)            appear at each such meeting in person or by proxy or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)            vote (or cause to be voted), in person or by proxy, all the Shares as to which the Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement (including any amendments or modifications of the terms thereof approved by the board of directors of PEB and adopted in accordance with the terms thereof); (ii) in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve the Merger Agreement; (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of PEB contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iv) against any Acquisition Proposal (as defined in the Merger Agreement) or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement.

Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of PEB, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

Section 2.          No Transfers. Until the earlier of (i) the termination of this Agreement pursuant to Section 6 and (ii) receipt of the PEB Shareholder Approval, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (d) transfers or the surrender of Shares in connection with the payment of the exercise price or any related withholding taxes owed by the holder of a PEB Stock Option who exercises a PEB Stock Option, and (e) such transfers as BayCom may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

Section 3.          Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with BayCom as follows:

(a)            Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)            This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by BayCom, constitutes a valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)            The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)            Shareholder is the record and beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares, and the Shares are owned free and clear of any Liens. Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement. Shareholder does not own, of record or beneficially, any shares of capital stock of PEB other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock, other than any PEB Stock Options.

Section 4.          No Solicitation. From and after the date hereof until the termination of this Agreement pursuant to Section 6, Shareholder, in his, her or its capacity as a shareholder of PEB, shall not, nor shall such Shareholder authorize any partner, officer, director, advisor or representative of, such Shareholder or any of his, her or its affiliates to, directly or indirectly (and, to the extent applicable to Shareholder, such Shareholder shall use commercially reasonable efforts to prohibit any of his, her or its representatives or Affiliates to), (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any person (other than BayCom) any information or data with respect to PEB or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal, (d) solicit proxies with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, or (e) initiate a shareholders’ vote or action by consent of PEB’s shareholders with respect to an Acquisition Proposal.

Section 5.         Specific Performance; Remedies; Attorneys’ Fees. Shareholder acknowledges that it is a condition to the willingness of BayCom to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to BayCom if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, BayCom will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and Shareholder will not oppose the granting of such relief on the basis that BayCom has an adequate remedy at law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with BayCom’ seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, BayCom shall have the right to inform any third party that BayCom reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of BayCom hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with BayCom set forth in this Agreement may give rise to claims by BayCom against such third party.

Section 6.         Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the mutual written agreement of the parties hereto, and shall be automatically terminated upon the earlier to occur of (a) the Effective Time, or (b) termination of the Merger Agreement. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

Section 7.         Entire Agreement. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made.

Section 8.         Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by each party. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

Section 9.        Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 10.       Capacity as Shareholder. This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of PEB and it shall not apply in any manner to Shareholder in his, her or its capacity as a director of PEB, if applicable. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his, her or its fiduciary duties as a director of PEB, if applicable.

Section 11.       Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of California, without regard for conflict of law provisions.

Section 12        Disclosure. Shareholder hereby authorizes PEB and BayCom to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the Proxy Statement-Prospectus such Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement.

Section 13.       Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

BAYCOM CORP

By:
Name:	George J. Guarini
Title:	President and Chief Executive Officer

SHAREHOLDER

Printed or Typed Name of Shareholder

By:
Name:
Title:

Total Number of Shares of PEB Common Stock Subject to this Agreement:

Signature Page – Voting Agreement

EXHIBIT B

FORM OF DIRECTOR

RESIGNATION, NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT

This Resignation, Non-Solicitation and Non-Disclosure Agreement (“Agreement”) is dated as of September 7, 2021 and is by and between ________________________, an individual resident of the State of _____________ (“Director”), and BayCom Corp, a California corporation (“BayCom”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, BayCom and Pacific Enterprise Bancorp, a California corporation (“PEB”), are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which PEB will merge with and into BayCom, with BayCom as the surviving entity (the “Merger”);

WHEREAS, Director is a shareholder of PEB and, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director is expected to receive significant consideration in exchange for the shares of PEB Common Stock held by Director;

WHEREAS, the goodwill associated with the acquisition of Director’s shares of PEB Common Stock by BayCom through the Merger is of significant value and is critical to BayCom’s decision to consummate the Merger;

WHEREAS, prior to the date hereof, Director has served as a member of the Board of Directors of PEB or its wholly owned subsidiary, Pacific Enterprise Bank (“PEB Bank”), and, therefore, Director has knowledge of the Confidential Information and Trade Secrets (as hereinafter defined);

WHEREAS, as a result of the Merger, BayCom will succeed to all of the Confidential Information and Trade Secrets, for which BayCom as of the Effective Time will have paid valuable consideration and desires reasonable protection; and

WHEREAS, it is a material prerequisite to the consummation of the Merger that each director of PEB and PEB Bank, including Director, execute and deliver this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of these premises and the mutual covenants and undertakings herein contained, BayCom and Director, each intending to be legally bound, covenant and agree as follows:

Section 1.         Resignation. The Director does hereby resign, to the extent applicable, as a member of the board of directors of PEB at the Effective Time and, to the extent applicable, as a member of the board of directors of PEB Bank at the time of the consummation of the merger of PEB Bank with and into BayCom’s wholly-owned subsidiary United Business Bank.

B-1

Section 2.         Restrictive Covenants.

(a)            BayCom and the Director acknowledge and agree that: (i) various business connections, clientele and customers have been established by PEB and PEB Bank (collectively the “PEB Entities”) and will be maintained at a great expense to BayCom; (ii) by virtue of the Director's service as a member of the boards of directors of the PEB Entities, the Director has become familiar with the identity and the business needs of said customers and clientele of the PEB Entities; and (iii) BayCom will sustain great loss and damage if the Director violates the covenants and agreements hereinafter set forth, for which loss and damage BayCom does not have an adequate remedy at law. Director acknowledges that (i) BayCom has separately bargained for the restrictive covenants in this Agreement; and (ii) the types and periods of restrictions imposed by the covenants in this Agreement are fair and reasonable to Director and such restrictions will not prevent Director from earning a livelihood.

(b)           Having acknowledged the foregoing, solely in the event that the Merger is consummated, Director expressly covenants and agrees with BayCom as follows:

(i)            For a period beginning at the Effective Time and ending one (1) year after the Effective Time (the “Restricted Period”), the Director shall not, unless acting with the prior written consent of BayCom, whether for the Director’s own benefit or for the benefit of any other person, firm, corporation or other business organization (each a “Person”), (A) refer any customer of any of the PEB Entities as of the Effective Time, including but not limited to loan, deposit and asset management customers and actively sought prospective customers of PEB Bank (collectively, “Customer”), to any Competing Business (as defined in this Section below); (B) except as expressly provided on Schedule I to this Agreement, solicit the business or patronage of any Customer for the purpose of providing products or services by a Competing Business; (C) induce any Customer to terminate or reduce any aspect of its relationship with BayCom or any of its subsidiaries in any material respect; or (D) solicit or recruit or attempt to solicit or recruit, directly or by assisting others, any employee of the PEB Entities who becomes an employee of BayCom or any of its subsidiaries at the Effective Time, whether or not such employee is a full-time employee or a temporary employee, whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will, or take any action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any such employee of, or vendor or service provider doing business with, the PEB Entities to terminate his, her or its employment or independent contractor relationship with BayCom or any of its subsidiaries; provided that the foregoing will not prevent the placement of any general solicitation for employment not specifically directed towards employees of BayCom or any of its subsidiaries or hiring any such person as a result thereof. For purposes of this Section (b)(i), the following terms shall be defined as set forth below:

(a)	“Competing Business” means any business, enterprise, operation, activity or service that provides the same or similar to the products or services of BayCom, United Business Bank or the PEB Entities as such exist or are contemplated as of the Effective Time; and

B-2

(b)	“financial institution” includes any business engaged in the business of banking or that of owning or managing or controlling a bank or banks (which term shall include, but is not limited to, commercial banks, mortgage companies, savings and loan associations, credit unions and savings banks, or a holding company thereof).

(ii)            Director will not disclose or use for his or her personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any Person other than BayCom and its subsidiaries at all times after the Effective Time, any confidential information regarding the business methods, business policies, procedures, techniques, research or development projects or results, trade secrets, or other knowledge or processes of or developed by any of the PEB Entities or any names and addresses of customers or any data on or relating to past, present or prospective customers or suppliers, financial data, financial plans, product plans or any other information relating to or dealing with the business operations or activities of any of the PEB Entities (including that which gives PEB Bank an opportunity to obtain an advantage over competitors who do not know or use it), made known to the Director or learned or acquired by the Director while an employee or director of any of the PEB Entities that is not commonly known by or available to competitors of PEB Bank or United Business Bank or the public (“Confidential Information” and “Trade Secrets”) for so long as such information remains Confidential Information or a Trade Secret, as applicable; provided, however, that the foregoing restrictions shall not apply to (a) any such data or information which is or comes into the public domain other than through the fault or negligence of the Director, (b) any disclosure ordered by a court of competent jurisdiction or as otherwise required by law, (c) information that has been independently developed and disclosed by others, (d) information that has otherwise entered the public domain through lawful means, or (e) the filing of such information under seal in a lawsuit or other proceeding between Director and any of BayCom, UBB, PEB or PEB Bank. In the event that Director is required by law to disclose any Confidential Information and Trade Secrets, Director will: (A) if and to the extent permitted by such law provide BayCom with prompt notice of such requirement prior to the disclosure so that BayCom may waive the requirements of this Agreement or seek an appropriate protective order at BayCom’s sole expense; and (B) use commercially reasonable efforts to obtain assurances that any Confidential Information and Trade Secrets disclosed will be accorded confidential treatment substantially on the same basis as provided in this Agreement. If, in the absence of a waiver or protective order, Director is nonetheless, in the opinion of his or her counsel, required to disclose Confidential Information and Trade Secrets, disclosure may be made only as to that portion of the Confidential Information and Trade Secrets that counsel advises Director is required to be disclosed. Nothing in this Agreement shall be interpreted or applied to prohibit Director from providing information to the auditors of PEB or BayCom or to any regulator, governmental agency or other governmental entity having jurisdiction over PEB, BayCom or their respective subsidiaries, or from participating in an investigation by any such entity, or from providing disclosure in compliance with a lawful subpoena. In addition, pursuant to the Defend Trade Secrets Act of 2016, 18 U.S.C. §1833(b), Director understands that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's Trade Secrets to the attorney and use the Trade Secret information in the court proceeding if the individual (y) files any document containing the Trade Secret under seal; and (z) does not disclose the Trade Secret, except pursuant to court order.

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(iii)            During the Restricted Period, the Director will not make any remarks or statements, whether orally or in writing, about BayCom or any of its subsidiaries, any of their respective products or services, or any of their respective directors, officers, employees, agents or representatives that are derogatory. The restrictions in this subparagraph, however, do not prohibit the Director from taking any action relating to the enforcement of his or her rights under the Merger Agreement and the related documents. BayCom and UBB shall direct the members of its board of directors and its senior executives not to make either orally or in writing (and shall not issue any official press releases) any derogatory or disparaging statement with regard to Director. Nothing in this Section 2(b)(iii) shall prevent either party from giving a deposition, responding to any subpoena or other lawful request for information or documentation made in the course of a legal or administrative proceeding or testifying in court or in any other legal proceeding.

Section 3.        Specific Performance. Director acknowledges that irreparable loss and injury would result to BayCom upon the breach of any of the covenants contained in this Agreement and that damages arising out of such breach would be difficult to ascertain. Director hereby agrees that, in addition to all other remedies provided at law or in equity, BayCom may petition and obtain from a court of law or equity, without the necessity of proving actual damages and without posting any bond or other security, both temporary and permanent injunctive relief to prevent a breach by Director of this Agreement, and shall be entitled to an equitable accounting of all earnings, profits and other benefits arising out of any such breach. Moreover, if the Director has violated any of the provisions of Section  2, BayCom’s right to injunctive relief shall include, without limitation, the imposition of an additional period of time during which the Director will be required to comply with the violated provisions thereof, which period of time shall not be less than the period of time the Director was in violation of said provisions of Section 2. In the event of any legal action between the Director and BayCom under this Agreement, the prevailing party in such action shall be entitled to recover from the non-prevailing party reasonable fees and disbursements of his, her or its counsel (plus any court costs) incurred by such prevailing party in connection with such legal action.

Section 4.        Termination. This Agreement may be terminated at any time by the written consent of BayCom and the Director, and this Agreement shall be automatically terminated upon the earlier of (i) termination of the Merger Agreement in accordance with its terms; or (ii) one (1) year following the Effective Time, subject to any extension of the time period under Section 3. Upon termination of this Agreement, no party shall have any further obligations or liabilities hereunder, except that termination of this Agreement will not relieve a breaching party from liability for any breach of any provision of this Agreement occurring prior to the termination of this Agreement.

Section 5.        Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.

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If to BayCom:	BayCom Corp

500 Ygnacio Valley Road, Suite 200

Walnut Creek, California 94956

Attn:	George J. Guarini, President and Chief Executive Officer

E-mail:  gguarini@ubb-us.com

If to Director:	The address of the Director’s principal residence as it appears in PEB’s records as of the date hereof, as subsequently modified by the Director’s provision of notice regarding the same to BayCom.

Section 6.        Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of California, without regard for conflict of law provisions.

Section 7.        Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Director and BayCom. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

Section 8.        Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable or unenforceable as to duration, geographic area, activity or subject, then it is the expressed intent of the parties that such provision shall be modified to extend only over the maximum duration, geographic area, range of activities or subjects as to which such modified provision shall be valid and enforceable to the maximum extent under applicable law. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 9.        Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

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Section 10.      Entire Agreement; Binding Effect. This Agreement is entered into as a condition to consummation of the Merger under the Merger Agreement and represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith. This Agreement shall be binding upon and inure to the benefit of the parties and BayCom’s successors in interest.

Section 11.      Construction; Interpretation. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

BAYCOM CORP

By:
Name:	George J. Guarini
Title:	President and Chief Executive Officer

DIRECTOR

Signature Page – Director Resignation, Non-Solicitation and Non-Disclosure Agreement

B-7

Schedule I

For avoidance of doubt, the parties acknowledge and agree that the restrictions set forth in Section 2(b)(i)(A) and (B) shall not apply to any of the following activities of Director:

1.	The provision of legal services by Director to any Person.

2.	The offer and sale of insurance products by Director to any Person.

3.	The provision of investment advisory and brokerage services by Director to any Person.

4.	The provision of private equity/venture capital financing by Director to any Person.

5.	The provision of accounting services by Director to any Person.

6.	The ownership of 5% or less of any class of securities of any Person.

7.	The provision of automobile financing in connection with the operation of auto dealerships.

8.	Obtaining banking-related services or products for entities owned or controlled by the Director.

9.	Referrals of clients or obtaining banking-related services in connection with the conduct of real estate or mortgage broker businesses.

10.	Activities that are incidental to the Director’s performance of his or her profession so long as such activities are not a scheme to circumvent the restrictions contained in this Agreement.

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EXHIBIT C

FORM OF EXECUTIVE

RESIGNATION, NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT

This Executive Resignation, Non-Solicitation and Non-Disclosure Agreement (“Agreement”) is dated as of September 7, 2021, by and among ________________________, an individual resident of the State of California (“Executive”), Pacific Enterprise Bancorp, a California corporation (“PEB”), Pacific Enterprise Bank, a wholly-owned subsidiary of PEB (“PEB Bank”), BayCom Corp, a California corporation (“BayCom”), and United Business Bank, a wholly-owned subsidiary of BayCom (“UBB”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, BayCom and PEB are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which PEB will merge with and into BayCom, with BayCom as the surviving entity (the “Merger”);

WHEREAS, Executive is a shareholder of PEB and, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Executive is expected to receive significant consideration in exchange for the shares of PEB Common Stock held by Executive at the time of the Merger, as well as a change of control payment;

WHEREAS, the goodwill associated with the acquisition of Executive’s shares of PEB Common Stock by BayCom through the Merger is of significant value and is critical to BayCom’s decision to consummate the Merger;

WHEREAS, prior to the date hereof, Executive has served as an executive officer of PEB and/or PEB’s wholly-owned subsidiary PEB Bank, and, therefore, Executive has knowledge of the Confidential Information and Trade Secrets (as hereinafter defined);

WHEREAS, as a result of the Merger, BayCom will succeed to all of the Confidential Information and Trade Secrets, for which BayCom as of the Effective Time will have paid valuable consideration and desires reasonable protection; and

WHEREAS, it is a material prerequisite to the consummation of the Merger that each executive officer of PEB and PEB Bank, including Executive, execute and deliver this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of these premises and the mutual covenants and undertakings herein contained, BayCom, UBB, PEB, PEB Bank and Executive, each intending to be legally bound, covenant and agree as follows:

Section 1.            Resignation. Executive does hereby resign as an executive officer of PEB at the Effective Time and, if applicable, as a member of the board of directors of PEB at the Effective Time and, to the extent applicable, as a member of the board of directors and as an executive officer of PEB Bank at the time of the consummation of the merger of PEB Bank with and into BayCom’s wholly-owned subsidiary United Business Bank.

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Section 2.            Termination of Employment Agreement.

(a)            In the event Executive’s employment agreement with PEB and PEB Bank dated January 1, 2015, as subsequently amended on January 1, 2018 and May 27, 2020 (the “Employment Agreement”) has not been terminated prior to the Effective Time, such Employment Agreement shall be terminated at the Effective Time with payments to be made to Executive as set forth in this Section 2.

(b)           If Executive remains employed by PEB and/or PEB Bank until the Effective Time, and subject to Executive’s execution and delivery to PEB and BayCom at the Effective Time of a general release of claims in the form attached hereto as Exhibit A (the “Release”), then Executive shall be entitled to receive the following, in each case minus any applicable tax withholding: (i) from PEB or PEB Bank as of the Effective Time, a lump sum payment equal to 150% of Executive’s then current annual base salary; (ii) from PEB or PEB Bank as of the Effective Time, to the extent not paid prior to the Effective Time, Executive’s earned incentive bonus for 2021, with the measurement date for the 2021 performance-based bonus being the earlier of December 31, 2021 or the Determination Date (as defined in the Merger Agreement”); (iii) if the Effective Time is on or after February 1, 2022, from UBB within 30 days following the Effective Time, the pro rata portion of Executive’s earned incentive bonus for 2022, with the measurement date for the 2022 performance-based bonus being the Determination Date and with the bonus being pro-rated based on the number of whole months in 2022 prior to the Effective Time; and (iv) if Executive is not employed by either BayCom or UBB for 12 months following the Effective Time, continuation of group medical insurance benefits or payment of COBRA continuation benefits by UBB under UBB’s policy on a monthly basis for 12 months following the date of termination of employment or the date Executive obtains new employment, whichever occurs first. If Executive revokes the Release during the seven-day period set forth in the Release, then Executive will be required to repay to UBB the amounts set forth in clauses (i)  through (iii) above and UBB will not be required to provide any benefits pursuant to clause (iv) above.

(c)            If Executive remains employed by PEB and PEB Bank until the Effective Time but does not execute and deliver the Release until after the Effective Time, then Executive shall be entitled to receive from UBB the payments and benefits set forth in Section 2(b) above beginning in the regular UBB payroll cycle that immediately follows the payroll cycle in which Executive’s right to revoke the Release expires, provided that Executive has not revoked the Release and provided further that if the period of time during which Executive may execute the Release and it may become irrevocable spans two calendar years, all payments hereunder shall be paid no earlier than the first UBB payroll cycle of the second calendar year.

(d)           Executive acknowledges and agrees with the analysis provided by PEB to BayCom that Executive’s change in control payments and benefits will not trigger any excise tax under Section 4999 of the Internal Revenue Code, and Executive hereby waives any rights that he might otherwise have to a Gross-Up Payment (as defined in Section 5 of his Employment Agreement).

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Section 3.            Affirmative Covenants.

(a)            Executive agrees that he intends to execute the Release attached hereto as Exhibit A concurrently with the Effective Time; provided, however, that Executive may execute and deliver such Release within 45 days following the termination of Executive’s employment.

(b)            Executive acknowledges and agrees that he was involved in the review and negotiation of the Merger Agreement, and that he was fully aware at the time the Merger Agreement was approved by the PEB board of directors that his employment may be terminated upon consummation of the transactions contemplated by the Merger Agreement. Executive further acknowledges and agrees that no facts exist as of the date of this Agreement which would support (i) a claim by Executive for employment discrimination or harassment based on any characteristic protected by law, including but not limited to any claim based on age, race, sex, sexual harassment, color, religion, disability/handicap, perceived disability/handicap, national origin, retaliation or otherwise, including but not limited to any claim under federal law (including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, and the Family and Medical Leave Act), the laws of California, and any and all other applicable federal, state, county or local laws, ordinances and regulations, and any common law claims now or hereafter recognized, whether or not listed herein; or (ii) any other claims by Executive, whether or not related to Executive’s employment with PEB and/or PEB Bank, arising from any alleged violation of any federal, state or local statute, regulation, ordinance or common law or tort, including but not limited to claims for tortuous interference with contractual relations/advantage, misrepresentation, emotional distress, libel, slander, breach of express or implied contract or covenant of good faith and fair dealing (whether written or oral, including but not limited to the Employment Agreement), retaliation, quantum meruit, wrongful discharge, promissory estoppel, fraud, negligence, detrimental reliance, assault, battery, mental anguish, personal injury or loss of consortium, past physical injury associated with employment or future manifestations of physical injury incurred during or as a result of employment, and any and all claims that may be asserted on Executive’s behalf by others (including without limitation by the Equal Employment Opportunity Commission).

Section 4.            Restrictive Covenants.

(a)            BayCom and the Executive acknowledge and agree that: (i) various business connections, clientele and customers have been established by PEB and PEB Bank (collectively the “PEB Entities”) and will be maintained at a great expense to BayCom; (ii) by virtue of the Executive's service as a member of the boards of directors and/or executive officer of the PEB Entities, the Executive has become familiar with the identity and the business needs of said customers and clientele of the PEB Entities; and (iii) BayCom will sustain great loss and damage if the Executive violates the covenants and agreements hereinafter set forth, for which loss and damage BayCom does not have an adequate remedy at law. Executive acknowledges that (i) BayCom has separately bargained for the restrictive covenants in this Agreement; and (ii) the types and periods of restrictions imposed by the covenants in this Agreement are fair and reasonable to Executive and such restrictions will not prevent Executive from earning a livelihood.

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(b)            Having acknowledged the foregoing, solely in the event that the Merger is consummated, Executive expressly covenants and agrees with BayCom as follows:

(i)            For a period beginning at the Effective Time and ending one (1) year after the Effective Time (the “Restricted Period”), the Executive shall not, unless acting with the prior written consent of BayCom, whether for the Executive’s own benefit or for the benefit of any other person, firm, corporation or other business organization (each a “Person”), (A) refer any customer of any of the PEB Entities as of the Effective Time, including but not limited to loan, deposit and asset management customers and actively sought prospective customers of PEB Bank (collectively, “Customer”), to any Competing Business (as defined in this Section below); (B) except as expressly provided on Schedule I to this Agreement, solicit the business or patronage of any Customer for the purpose of providing products or services by a Competing Business; (C) induce any Customer to terminate or reduce any aspect of its relationship with BayCom or any of its subsidiaries in any material respect; or (D) solicit or recruit or attempt to solicit or recruit, directly or by assisting others, any employee of the PEB Entities who becomes an employee of BayCom or any of its subsidiaries at the Effective Time, whether or not such employee is a full-time employee or a temporary employee, whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will, or take any action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any such employee of, or vendor or service provider doing business with, the PEB Entities to terminate his, her or its employment or independent contractor relationship with BayCom or any of its subsidiaries; provided that the foregoing will not prevent the placement of any general solicitation for employment not specifically directed towards employees of BayCom or any of its subsidiaries or hiring any such person as a result thereof. For purposes of this Section (b)(i), the following terms shall be defined as set forth below:

(a)	“Competing Business” means any business, enterprise, operation, activity or service that provides the same or similar to the products or services of BayCom, United Business Bank or the PEB Entities as such exist or are contemplated as of the Effective Time; and

(b)	“financial institution” includes any business engaged in the business of banking or that of owning or managing or controlling a bank or banks (which term shall include, but is not limited to, commercial banks, mortgage companies, savings and loan associations, credit unions and savings banks, or a holding company thereof.

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(ii)            Executive will not disclose or use for his or her personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any Person other than BayCom and its subsidiaries at all times after the Effective Time, any confidential information regarding the business methods, business policies, procedures, techniques, research or development projects or results, trade secrets, or other knowledge or processes of or developed by any of the PEB Entities or any names and addresses of customers or any data on or relating to past, present or prospective customers or suppliers, financial data, financial plans, product plans or any other information relating to or dealing with the business operations or activities of any of the PEB Entities (including that which gives PEB Bank an opportunity to obtain an advantage over competitors who do not know or use it), made known to the Executive or learned or acquired by the Executive while an employee or director of any of the PEB Entities that is not commonly known by or available to competitors of PEB Bank or United Business Bank or the public (“Confidential Information” and “Trade Secrets”) for so long as such information remains Confidential Information or a Trade Secret, as applicable; provided, however, that the foregoing restrictions shall not apply to (a) any such data or information which is or comes into the public domain other than through the fault or negligence of the Executive, (b) to any disclosure ordered by a court of competent jurisdiction or as otherwise required by law, (c) information that has been independently developed and disclosed by others, (d) information that has otherwise entered the public domain through lawful means, or (e) the filing of such information under seal in a lawsuit or other proceeding between Executive and any of BayCom, UBB, PEB or PEB Bank. In the event that Executive is required by law to disclose any Confidential Information and Trade Secrets, Executive will: (A) if and to the extent permitted by such law provide BayCom with prompt notice of such requirement prior to the disclosure so that BayCom may waive the requirements of this Agreement or seek an appropriate protective order at BayCom’s sole expense; and (B) use commercially reasonable efforts to obtain assurances that any Confidential Information and Trade Secrets disclosed will be accorded confidential treatment substantially on the same basis as provided in this Agreement. If, in the absence of a waiver or protective order, Executive is nonetheless, in the opinion of his or her counsel, required to disclose Confidential Information and Trade Secrets, disclosure may be made only as to that portion of the Confidential Information and Trade Secrets that counsel advises Executive is required to be disclosed. Nothing in this Agreement shall be interpreted or applied to prohibit Executive from providing information to the auditors of PEB or BayCom or to any regulator, governmental agency or other governmental entity having jurisdiction over PEB, BayCom or their respective subsidiaries, or from participating in an investigation by any such entity, or from providing disclosure in compliance with a lawful subpoena. In addition, pursuant to the Defend Trade Secrets Act of 2016, 18 U.S.C. §1833(b), Executive understands that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's Trade Secrets to the attorney and use the Trade Secret information in the court proceeding if the individual (y) files any document containing the Trade Secret under seal; and (z) does not disclose the Trade Secret, except pursuant to court order.

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(iii)            During the Restricted Period, the Executive will not make any remarks or statements, whether orally or in writing, about BayCom or any of its subsidiaries, any of their respective products or services, or any of their respective directors, officers, employees, agents or representatives that are derogatory. The restrictions in this subparagraph, however, do not prohibit the Executive from taking any action relating to the enforcement of his or her rights under the Merger Agreement and the related documents. BayCom and UBB shall direct the members of its board of directors and its senior executives not to make either orally or in writing (and shall not issue any official press releases) any derogatory or disparaging statement with regard to Executive. Nothing in this Section 4(b)(iii) shall prevent either party from giving a deposition, responding to any subpoena or other lawful request for information or documentation made in the course of a legal or administrative proceeding or testifying in court or in any other legal proceeding.

Section 5.            Specific Performance. Executive acknowledges that irreparable loss and injury would result to BayCom upon the breach of any of the covenants contained in this Agreement and that damages arising out of such breach would be difficult to ascertain. Executive hereby agrees that, in addition to all other remedies provided at law or in equity, BayCom may petition and obtain from a court of law or equity, without the necessity of proving actual damages and without posting any bond or other security, both temporary and permanent injunctive relief to prevent a breach by Executive of this Agreement, and shall be entitled to an equitable accounting of all earnings, profits and other benefits arising out of any such breach. Moreover, if the Executive has violated any of the provisions of Section  4, BayCom’s right to injunctive relief shall include, without limitation, the imposition of an additional period of time during which the Executive will be required to comply with the violated provisions thereof, which period of time shall not be less than the period of time the Executive was in violation of said provisions of Section 4. In the event of any legal action between the Executive and BayCom under this Agreement, the prevailing party in such action shall be entitled to recover from the non-prevailing party reasonable fees and disbursements of his, her or its counsel (plus any court costs) incurred by such prevailing party in connection with such legal action.

Section 6.             Termination. This Agreement may be terminated at any time by the written consent of BayCom, Executive and each of the other parties hereto, and this Agreement shall be automatically terminated upon the earlier of (i) termination of the Merger Agreement in accordance with its terms; or (ii) one (1) year following the Effective Time, subject to any extension of the time period under Section 5. Upon termination of this Agreement, no party shall have any further obligations or liabilities hereunder, except that termination of this Agreement will not relieve a breaching party from liability for any breach of any provision of this Agreement occurring prior to the termination of this Agreement.

Section 7.             Notices. All notices, requests and other communications hereunder to a party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.

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If to BayCom:                     BayCom Corp.

500 Ygnacio Valley Road, Suite 200

Walnut Creek, California 94956

Attn:	George J. Guarini, President and Chief Executive Officer

E-mail:  gguarini@ubb-us.com

If to Executive:	The address of the Executive’s principal residence as it appears in PEB’s records as of the date hereof, as subsequently modified by the Executive’s provision of notice regarding the same to BayCom.

Section 8.            Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of California, without regard for conflict of law provisions.

Section 9.            Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive, BayCom and each of the other parties hereto. No waiver by any party hereto at any time of any breach by another party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

Section 10.          Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable or unenforceable as to duration, geographic area, activity or subject, then it is the expressed intent of the parties that such provision shall be modified to extend only over the maximum duration, geographic area, range of activities or subjects as to which such modified provision shall be valid and enforceable to the maximum extent under applicable law. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 11.          Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

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Section 12.          Entire Agreement; Binding Effect. This Agreement is entered into as a condition to consummation of the Merger under the Merger Agreement and represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith. This Agreement shall be binding upon and inure to the benefit of the parties and BayCom’s successors in interest.

Section 13.          Construction; Interpretation. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

BAYCOM CORP

By:
Name:	George J. Guarini
Title:	President and Chief Executive Officer

UNITED BUSINESS BANK

By:
Name:	George J. Guarini
Title:	President and Chief Executive Officer

PACIFIC ENTERPRISE BANCORP

By:
Name:	Dennis Guida
Title:	Chairman of the Board

PACIFIC ENTERPRISE BANK

By:
Name:	Dennis Guida
Title:	Chairman of the Board

EXECUTIVE

Signature Page – Executive Resignation, Non-Solicitation and Non-Disclosure Agreement

Schedule I

For avoidance of doubt, the parties acknowledge and agree that the restrictions set forth in Section 4(b)(i)(A) and (B) shall not apply to any of the following activities of Executive:

1.	The provision of legal services by Executive to any Person.

2.	The offer and sale of insurance products by Executive to any Person.

3.	The provision of investment advisory and brokerage services by Executive to any Person.

4.	The provision of private equity/venture capital financing by Executive to any Person.

5.	The provision of accounting services by Executive to any Person.

6.	The ownership of 5% or less of any class of securities of any Person.

7.	The provision of automobile financing in connection with the operation of auto dealerships.

8.	Obtaining banking-related services or products for entities owned or controlled by the Executive.

9.	Referrals of clients or obtaining banking-related services in connection with the conduct of real estate or mortgage broker businesses.

EXHIBIT A

general release OF CLAIMS

This General Release of Claims (the “Release”) is executed by ___________ (“Executive”) and is an exhibit to that certain Executive Resignation, Non-Solicitation and Non-Disclosure Agreement (the “Agreement”) by and among Executive, Pacific Enterprise Bancorp, a California corporation, Pacific Enterprise Bank, a wholly-owned subsidiary of Pacific Enterprise Bancorp, BayCom Corp, a California corporation, and United Business Bank, a wholly-owned subsidiary of BayCom. All capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

1.            Timing of Execution. This Release may not be executed prior to the Effective Time of the Merger.

2.            Consideration. This Release is made in consideration of the payments and benefits to be provided to Executive pursuant to Section 2 of the Agreement, and Executive acknowledges and agrees that he is only entitled to receive such payments and benefits if he executes and delivers this Release and does not thereafter revoke this Release pursuant to Section 8 hereof.

3.            Release of Claims.

(a)            In exchange for the payments and benefits referenced in Section 2 above, and all of the terms of this Release and the Agreement, Executive, on behalf of himself and on behalf of his past, present and future affiliates, agents, attorneys, administrators, heirs, executors, spouses, trustees, beneficiaries, representatives, successors and assigns claiming by or through him (collectively, the “Releasing Parties”), hereby absolutely, unconditionally and irrevocably RELEASES and FOREVER DISCHARGES BayCom Corp and its subsidiary United Business Bank (collectively referred to herein as “BayCom”), Pacific Enterprise Bancorp and its subsidiary Pacific Enterprise Bank (collectively referred to herein as “PEB”), and the respective current and former affiliates, subsidiaries, subdivisions, successors, predecessors or assigns of BayCom or PEB and, solely in their capacity as such, the officers, directors, employees, managers, partners, principals, advisors, agents, stockholders, members, investors, equity holders or other representatives (including attorneys, accountants, consultants, bankers and financial advisors) of each of the foregoing entities (each, a “Released Party” and collectively, the “Released Parties”) from the following (collectively, the “Releasing Party Claims”): any and all claims, demands, allegations, assertions, complaints, controversies, charges, duties (fiduciary or otherwise), breaches of duties, grievances, rights, causes of action, actions, suits, liabilities, debts, obligations, promises, commitments, agreements, guarantees, endorsements, duties, damages, costs, losses, debts and expenses (including attorneys’ fees and costs incurred) of any nature whatsoever (whether direct or indirect, known or unknown, disclosed or undisclosed, matured or unmatured, accrued or unaccrued, asserted or unasserted, absolute or contingent, determined or conditional, express or implied, fixed or variable and whether vicarious, derivative, joint, several or secondary) relating to the Released Parties, including, without limitation, any and all actions, activities, assets, liabilities and the ownership of any securities, whether known or unknown, suspected or unsuspected, absolute or contingent, direct or indirect or nominally or beneficially possessed or claimed by Executive, whether the same be in administrative proceedings, in arbitration, at law, in equity or mixed, which Executive ever had, now has or hereafter may have against any or all of the Released Parties, in respect of any and all agreements, liabilities or obligations entered into or incurred on or prior to the date hereof, or in respect of any event occurring or circumstances existing on or prior to the date hereof, whether or not relating to claims pending on, or asserted after, the date hereof, including those relating to or arising out of Executive’s employment or affiliation with PEB or BayCom, the terms and conditions of such employment or affiliation, and the termination of that employment or affiliation; provided, however, that the foregoing release does not extend to, include or restrict or limit in any way, and each Releasing Party hereby reserves such Releasing Party’s rights, if any, and the right of the other Releasing Parties, if any, to pursue any and all Releasing Party Claims that such Releasing Party may now or in the future have solely on account of (a) any rights or claims for benefits (other than any severance) under benefit plans of PEB (or its successor) (including, without limiting the generality of the foregoing, COBRA benefits), (b) rights under any applicable workers’ compensation statutes arising out of compensable job related injuries, (c) any claims relating to salary, vacation pay or other compensation earned on or before the date hereof, (d) any rights to indemnification for serving as an officer, director, agent or employee of PEB or any affiliates of PEB (or any successors to such entities), provided that such rights exist as a matter of law or contract or pursuant to the corporate documents of such applicable company, (e) any rights under the Agreement and Plan of Merger between BayCom and PEB to the merger consideration payable under such agreement, (f) any claim which, as a matter of applicable law, cannot be released, and (g) any rights under the Agreement.

(b)            By the terms of the general release set forth in this Section 3, Executive acknowledges that he is giving up all claims relating to or arising out of Executive’s employment or affiliation with PEB or BayCom, the terms and conditions of such employment or affiliation, and the termination of that employment or affiliation, including but not limited to, claims for breach of contract or implied contract, wrongful, retaliatory or constructive discharge, negligence, misrepresentation, fraud, detrimental reliance, promissory estoppel, defamation, invasion of privacy, impairment of economic opportunity, tortious interference with contract or business relationships, intentional or negligent inflection of emotional distress, any and all other torts, and claims for attorney’s fees, as well as any and all claims Executive may have under any federal, state or local law, rule, regulation, executive order or guideline applicable to Executive’s employment, including but not limited to the statutes described below.

(c)            Executive further acknowledges that various local, state and federal laws prohibit discrimination based on age, gender, sexual orientation, race, color, national origin, religion, disability, and handicap or veteran’s status. These include Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866 and 1871, and the Civil Rights Act of 1991 (relating to gender, national origin, religion, race and certain other kinds of job discrimination); the Pregnancy Discrimination Act; the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (relating to age discrimination in employment); the Rehabilitation Act of 1973 and the Americans with Disabilities Act (relating to disability discrimination in employment); the California Fair Employment and Housing Act (prohibiting various forms of employment discrimination); and all regulations under the foregoing statutes.

(d)            Executive also understands and acknowledges that there are various federal and state laws governing benefit issues, wage and hour issues, and other employment issues, including, but not limited to, the Employee Retirement Income Security Act, the National Labor Relations Act, the Fair Labor Standards Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, provisions of the California Labor Code, wage and hour laws, whistleblower laws and other laws. Executive acknowledges that he is giving up any claims Executive may have under any of these statutes and under any other federal, state or municipal statute, ordinance, executive order or regulation relating to discrimination in employment, wage and hour issues, or in any way pertaining to employment relationships. Executive also understands and acknowledges that he is giving up any and all claims for benefits including, but not limited to, life insurance, accidental death and disability insurance, sick leave or other employer provided plan or program; claims for distributions of income or profit; claims for reimbursement; claims for wages; claims relating to retirement, pension and/or profit sharing plans (excluding claims for vested retirement benefits under tax-qualified plans); claims for continued group health insurance coverage (excluding claims for COBRA continuation coverage); or any other claims. Executive understands and acknowledges that this general Release applies to all such employment-related claims that Executive now has or may have had to the date Executive signs this Release except as specifically provided otherwise herein.

(e)            Executive further agrees that neither Executive nor anyone on Executive’s behalf shall or may seek, or be entitled to recover, reasonable attorneys’ fees and costs pursuant to any of the aforementioned federal, state or municipal statutes, or any other such laws. Executive understands and acknowledges that the general Release set forth in this Section 3 applies to all claims and causes of action, including but not limited to, employment-related claims, which Executive now has or may have had to the date Executive signs this Release except as specifically provided otherwise herein.

(f)            This Release does not apply to claims that cannot be released by this Release, including claims for worker’s compensation, claims for unemployment benefits, or vested retirement benefits, nor does it waive or release any rights or claims that Executive may have under the ADEA which arise after the date Executive signs this Release. This Release does not prevent Executive from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the California Department of Financial Protection and Innovation, or any other federal, state or local government agency or commission that has jurisdiction over BayCom or its predecessors or successors (“Government Agency”), although this Release does waive Executive’s right to any monetary or other relief of any nature whatsoever in connection with any such charge, investigation or proceeding, to the extent permitted by law. Notwithstanding any other provision in this Section 3, Executive waives any right Executive may have to bring, or participate in, any collective action or class action against BayCom or the other Released Parties in Executive’s capacity as an employee or former employee of PEB or as an employee or former employee of BayCom. Executive further understands that this Release does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to BayCom. This Release does not limit Executive’s right to receive an award for information provided to any Government Agencies.

(g)            Executive acknowledges and agrees that because the Release specifically covers known and unknown claims, Executive waives any and all rights under Section 1542 of the California Civil Code, or under any comparable law of any other jurisdiction. Section 1542 states:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

Executive hereby expressly waives any rights Executive may have under Section 1542 of the California Civil Code or any other applicable law to preserve Releasing Party Claims which Executive does not know or suspect to exist in his favor at the time of executing the Release. Executive understands and acknowledges that Executive may discover facts different from, or in addition to, those which Executive knows or believes to be true with respect to the claims released herein, and agrees that the Release shall be and remain effective in all respects notwithstanding any subsequent discovery of different or additional facts. If Executive discovers that any fact relied upon in entering into the Release was untrue, or that any fact was concealed, or that an understanding of the facts or law was incorrect, Executive shall not be entitled to any relief as a result thereof, and Executive surrenders any rights Executive might have to rescind the Release on any ground. Such Release is intended to be and is final and binding regardless of any claim of misrepresentation, promise made with the intention of performing, concealment of fact, mistake of law, or any other circumstances whatsoever.

(h)            No provision of this Release shall be interpreted to waive, release or extinguish any rights that by express and unequivocal terms of law may not under any circumstances be waived, released or extinguished.

4.            Affirmation.

(a)            Executive understands that he does not have any right or claim to any continued or future employment with BayCom.

(b)            Executive represents and warrants that Executive: (i) has not filed any civil actions, lawsuits, complaints, charges or claims for relief or benefits against or involving BayCom or the other Released Parties with any local, state or federal court, regulatory body or administrative agency that are currently outstanding, other than any claim for unemployment compensation benefits; (ii) has not transferred or assigned any claim described by the general Release in Section 4; (iii) to the best of Executive’s knowledge, does not possess any claims against or involving BayCom or the other Released Parties or, to the extent that Executive believes he has any such claims or disputes, Executive agrees that they are released as part of this Release; (iv) has received all leave (paid or unpaid), compensation, wages, overtime if applicable, vacation pay, expense reimbursements, and/or benefits to which Executive may be entitled and that no other amounts and/or benefits are due (other than as set forth in the agreement or the Merger Agreement); and (iv) has not complained of and is not aware of any fraudulent activity or any act(s) which would form the basis of a claim of fraudulent or illegal activity by or against BayCom or the other Released Parties.

(c)            Executive further represents and warrants that Executive is not aware of any facts or circumstances indicating that Executive is due any amount whatsoever for overtime pay, wages, accrued but unpaid salary, unused time off, or other compensation, other than (1) in connection with the terms and the payment provided for in this Release, (2) compensation earned in the regular payroll cycle in which the Effective Time occurs, to the extent not yet paid, (3) any accrued but unused time off payable in accordance with the policies of PEB or BayCom, and (4) Executive’s vested benefits under the employee benefit plans of PEB or BayCom.

(d)            Without limiting the scope of the Release in any way, Executive certifies that the Release constitutes a knowing and voluntary waiver of any and all rights or claims that exist or that he may have or may claim to have under the Federal Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act of 1990, which is set forth at 29 U.S.C. § § 621, et seq. The Release does not govern any rights or claims that may arise under the ADEA after the date this Release is signed by Executive.

(e)            Executive hereby irrevocably covenants to refrain from, and shall cause each of the other Releasing Parties to refrain from, asserting any claim or demand, or commencing, instituting or causing to be commenced, any suit, proceeding or manner of action of any kind against any Released Party based upon any Releasing Party Claim. If Executive (or any of the other Releasing Parties) does any of the things mentioned in the immediately preceding sentence, then Executive shall indemnify the Released Parties (or any of them) in the amount of the value of any final judgment or settlement (monetary or other) and any related cost (including reasonable legal fees) entered against, paid or incurred by the Released Parties (or any of them).

5.            Return of Materials. Upon a termination of his employment, Executive will promptly return to the Bank all equipment, documents and other materials in his possession that are the property of PEB or BayCom, whether created by Executive or by others, and including the originals and all copies thereof, whether electronic, paper or any other form. Notwithstanding the foregoing, Executive may retain (i) Executive’s personal financial information and personal health records or documents, and (ii) the contact information of Executive’s personal contacts and any portion of Executive’s personal correspondence to the extent such retained portion does not contain confidential information of PEB or BayCom.

6.            Confidentiality. The existence, terms and conditions of this Release shall be kept confidential by Executive, except that Executive may disclose the terms and conditions of this Release to Executive’s spouse, attorney(s) and accountant(s), provided that they also keep this Release and its terms and conditions confidential. The terms of this paragraph are a material condition to this Release.

7.            Acceptance of Release.

(a)            Executive acknowledges that he has been advised by PEB and BayCom that he has at least forty-five (45) calendar days from the date he receives this Release to consider whether or not to accept this Release and seek counsel to advise Executive about signing this Release. Any modifications or changes to this Release agreed upon by Executive and BayCom will not restart or affect Executive’s 45-day day review period. In the event Executive executes this Release within less than forty-five (45) days after its delivery to him, then Executive hereby acknowledges that his decision to execute this Release prior to the expiration of such forty-five (45) day period was done knowingly and was entirely voluntary. This Release will not become effective or enforceable until the revocation period described in Section 8 below has expired without Executive revoking this Release.

(b)            Executive acknowledges that, before signing this Release, he was advised by PEB and BayCom to consult with an attorney. Executive agrees that he had an adequate opportunity to review this Release with persons of his choice, including his attorney, that Executive fully understands the terms of this Release, and that Executive has signed it knowingly and voluntarily.

(c)            Executive acknowledges that, prior to signing this Release, he received a listing of job titles and ages of all employees in the decisional unit who were selected or not selected for separation and as set forth in Exhibit 1, a description of BayCom’s severance benefits.

(d)            Executive acknowledges that, by signing this Release and not revoking it, he waives any claim that Executive has or might have accrued, prior to the date of his signing this Release, against BayCom or the other Released Parties under the Age Discrimination in Employment Act.

8.            Revocation of Release.     Executive has the right to revoke this Release at any time within the seven (7) day period immediately following his acceptance of this Release. If Executive decides to revoke this Release, Executive must do so by mailing a notice of revocation, postmarked within the seven (7) day revocation period, to Janet L. King, Senior Executive Vice President and Chief Operating Officer, United Business Bank, 500 Ygnacio Valley Road, Suite 200, Walnut Creek, CA 94596, which notice must be sent by certified mail, return receipt requested. This Release will not be effective until the 8th day after Executive signs and does not revoke this Release. If Executive revokes this Release during the seven (7) day revocation period, Executive acknowledges and agrees that he will have no right to the payments and benefits set forth in Section 2 of the Agreement and that he will promptly return any such payments or benefits received prior to such revocation.

9.            No Admission of Liability. This Release is not an admission by PEB or BayCom of any liability to Executive.

10.          Governing Law and Jurisdiction. This Release shall be governed by and construed in accordance with the laws of the State of California without regard to its conflict of laws provision.

11.          Savings Clause. If any provision of this Release is determined to be void or unenforceable, the remaining provisions of this Release will remain in full force and effect.

12.          Entire Agreement. This Release and the Agreement represents the entire understanding of Executive, PEB and BayCom with respect to the subject matter hereof and thereof and supersedes all prior understandings, written or oral, related to such subject matter.

13.          Assignment; Modification of Release. This Release will inure to the benefit of each of the Released Parties and any of their successors and assigns. Executive may not assign his rights, duties or obligations under this Release; provided, however, this provision does not prohibit Executive’s estate or estate representative, upon presentation of appropriate evidence of authority, from being entitled to receive the payments set forth in clauses (i) to (iii) of Section 2(b) of the Agreement in the event of his death after this Release is signed but before Executive receives such payments. None of the terms of this Release may be changed or modified except in a writing signed by Executive and BayCom. Any such agreed upon change or modification to this Release will not restart or otherwise affect the original forty-five (45) calendar day consideration period referred to in Section 7 above.

PLEASE INDICATE EXECUTIVE’S ACCEPTANCE OF THIS RELEASE BY SIGNING BELOW.

Date	Name

EXHIBIT 1

Each employee of PEB immediately prior to the effective time of BayCom’s acquisition of PEB (the “Effective Time”) (other than those employees covered by an existing employment, change in control or severance agreement) and (i) whose employment continues with BayCom or its affiliates after the Effective Time and (ii) whose employment thereafter is terminated involuntarily by BayCom other than for cause on or before the one-year anniversary of the Effective Time, shall be entitled to receive a lump sum severance payment from BayCom equal in amount to one week of base salary or wages as in effect immediately prior to such termination of employment for each year of continuous service with PEB, subject to a minimum of four weeks’ severance and a maximum of 26 weeks’ severance. In each case, the severance is payable only if the terminated employee enters into a general release and waiver of claims in a form acceptable to BayCom.

“Cause” shall mean termination due to the employee’s personal dishonesty, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than minor traffic violations or similar offenses) or final removal and prohibition order.

If an employee’s position was eliminated but the employee was re-assigned or was offered another position and has accepted the position, he or she will not be eligible for severance benefits. All severance benefits will be contingent upon (i) the employee staying through his or her designated transition date; and (ii) the employee’s timely execution (without revocation) of a general release and waiver of claims against PEB and BayCom, and their respective affiliates, in a form acceptable to BayCom.

With respect to employees who are part-time employees, “one week of base salary or wages” means such employee’s routinely scheduled number of hours per week at the time of the execution of the Agreement multiplied by such employee’s hourly rate of pay.

Notwithstanding anything herein to the contrary, in the event that any severance benefits payable, either alone or in connection with any other payments, benefits or acceleration of vesting, would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) that is subject to the excise tax imposed by Section 4999 of the Code, then such severance benefits shall be reduced, but not below zero, so that the total severance benefits and other payments, benefits or acceleration of vesting received by any employee does not exceed $1.00 less than the maximum amount which may be received without becoming subject to the excise tax or resulting in a disallowance of a deduction of the payment of such amount under Section 280G of the Code.

EXHIBIT D

FORM OF

BayCom VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is dated as of September 7, 2021, by and between the undersigned holder (“Shareholder”) of common stock of BayCom Corp, a California corporation (“BayCom”), and Pacific Enterprise Bancorp, a California corporation (“PEB”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, BayCom and PEB are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which PEB will merge with and into BayCom, with BayCom as the surviving entity, (the “Merger”), and in connection with the Merger, each outstanding share of PEB Common Stock will be converted into the right to receive the Merger Consideration and cash in lieu of fractional shares of BayCom Common Stock;

WHEREAS, Shareholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or direct the disposition of) and to vote (or direct the voting of) directly or indirectly the number of shares of BayCom Common Stock indicated on the signature page of this Agreement under the heading “Total Number of Shares of BayCom Common Stock Subject to this Agreement” (such shares, together with any additional shares of BayCom Common Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to collectively as the “Shares”); and

WHEREAS, it is a material inducement to the willingness of PEB to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of, and as a material inducement to, PEB entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by PEB in connection therewith, Shareholder and PEB agree as follows:

Section 1.               Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at the BayCom Shareholder Meeting or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by PEB, Shareholder shall:

(a)            appear at each such meeting in person or by proxy or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

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(b)            vote (or cause to be voted), in person or by proxy, all the Shares as to which the Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement (including any amendments or modifications of the terms thereof approved by the board of directors of BayCom and adopted in accordance with the terms thereof); (ii) in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve the Merger Agreement; (iii) in favor of approving the issuance of shares of BayCom Common Stock in connection with the Merger; (iv) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of BayCom contained in the Merger Agreement or of Shareholder contained in this Agreement; and (v) against any action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement.

Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of BayCom, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

Section 2.               No Transfers. Until the earlier of (i) the termination of this Agreement pursuant to Section 5 and (ii) receipt of the BayCom Shareholder Approval, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (d) transfers or the surrender of Shares in connection with the payment of the exercise price or any related withholding taxes owed by the holder of an option to obtain shares of BayCom Common Stock who exercises such option, and (e) such transfers as PEB may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

Section 3.               Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with PEB as follows:

(a)            Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)           This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by PEB, constitutes a valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

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(c)            The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)            Shareholder is the record and beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares, and the Shares are owned free and clear of any Liens. Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement. Shareholder does not own, of record or beneficially, any shares of capital stock of BayCom other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock, other than any BayCom Restricted Stock Awards.

Section 4.               Specific Performance; Remedies; Attorneys’ Fees. Shareholder acknowledges that it is a condition to the willingness of PEB to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to PEB if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, PEB will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and Shareholder will not oppose the granting of such relief on the basis that PEB has an adequate remedy at law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with PEB seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, PEB shall have the right to inform any third party that PEB reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of PEB hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with PEB set forth in this Agreement may give rise to claims by PEB against such third party.

Section 5.               Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the mutual written agreement of the parties hereto, and shall be automatically terminated upon the earlier to occur of (a) the Effective Time, or (b) termination of the Merger Agreement. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

Section 6.               Entire Agreement. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made.

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Section 7.               Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by each party. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

Section 8.               Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 9.               Capacity as Shareholder. This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of BayCom and it shall not apply in any manner to Shareholder in his, her or its capacity as a director of BayCom, if applicable. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his, her or its fiduciary duties as a director of BayCom, if applicable.

Section 10.             Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of California, without regard for conflict of law provisions.

Section 11.             Disclosure. Shareholder hereby authorizes PEB and BayCom to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the Proxy Statement-Prospectus such Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement.

Section 12.             Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

PACIFIC ENTERPRISE BANCORP

By:
Name:	Brian J. Halle
Title:	President and Chief Executive Officer

SHAREHOLDER

Printed or Typed Name of Shareholder

Total Number of Shares of BayCom Common Stock Subject to this Agreement:_____________

Signature Page – Voting Agreement

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EXHIBIT E

AGREEMENT OF MERGER

THIS AGREEMENT OF MERGER, dated as of _______, 2021 (this “Agreement”), is made and entered into by and between, BayCom Corp, a California corporation, California Entity Number C3961219 (“BayCom”), and Pacific Enterprise Bancorp, a California corporation, California Entity Number C2852527 (“PEB”).

WHEREAS, the Boards of Directors of BayCom and PEB have approved, and deem it advisable and in the best interests of BayCom, PEB and their respective shareholders, that BayCom and PEB consummate the business transaction provided for in this Agreement in which PEB would merge with and into BayCom (the “Merger”) as contemplated in that certain Agreement and Plan of Merger dated as of September 7, 2021 by and between BayCom and PEB (the “Plan of Merger”), providing, among other things, for the execution and filing of this Agreement and the consummation of the Merger.

NOW, THEREFORE, in consideration of the promises and mutual agreements contained in this Agreement, the parties to this Agreement hereby agree that PEB shall be merged with and into BayCom in accordance with the provisions of the laws of the State of California upon the terms and subject to the conditions set forth as follows:

Section 1. The Merger.

(a)            Effective Time. The Merger shall be pursuant to the provisions of, and with the effect provided in, the California General Corporation Law and become effective on the date and at the time that this Agreement and all other requisite accompanying certificates are filed with the California Secretary of State (the “Effective Time”).

(b)            Effect of the Merger. At the Effective Time, PEB shall be merged with and into BayCom and the separate corporate existence of PEB shall cease. BayCom shall be the surviving corporation (the “Surviving Corporation”) in the Merger. At and after the Effective Time, all rights, privileges, powers and franchises and all property and assets of every kind and description of PEB shall be vested in and be held and enjoyed by the Surviving Corporation, without further act or deed, and all the estates and interests of every kind of PEB, including all debts due to either of them, shall be as effectively the property of the Surviving Corporation as they were of PEB, and the title to any real estate vested by deed or otherwise in PEB shall not revert or be in any way impaired by reason of the Merger; and all rights of creditors and liens upon any property of PEB shall be preserved unimpaired and all debts, liabilities and duties of PEB shall be debts, liabilities and duties of the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it. The separate existence of Surviving Corporation as a California corporation, with all its purposes, objects, rights, powers, privileges and franchises, shall continue unaffected and unimpaired by the Merger.

(c)            Name of Surviving Corporation. The name of the Surviving Corporation shall be “BayCom Corp”.

(d)           Articles of Incorporation and Bylaws. From and after the Effective Time and until thereafter amended as provided by law, the Articles of Incorporation and Bylaws of BayCom as in effect immediately prior to the Effective Time shall be and continue to be the Articles of Incorporation and Bylaws of the Surviving Corporation.

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(e)            Board of Directors and Officers. The directors and officers of BayCom at the Effective Time will be the directors and officers of the Surviving Corporation until they are removed or their successors are elected and qualified.

(f)             Further Actions. PEB shall execute and deliver any documents and instruments and shall take all actions, as requested by the Surviving Corporation, necessary or desirable to evidence or carry out the Merger.

Section 2. Treatment of Shares.

(a)            Shares of PEB.

(i)             At the Effective Time, by virtue of the Merger, and without any action on the part of the holders of PEB common stock, each share of PEB common stock issued and outstanding immediately prior to the Effective Time (other than shares that are “dissenting shares” within the meaning of Chapter 13 of the California General Corporation Law and other than shares that will be cancelled pursuant to subsection (iii) below) shall be converted into the right to receive 1.0292 shares of BayCom common stock, together with any cash in lieu of fractional shares.

(ii)            Notwithstanding any other provision of this Agreement, no fractional shares of BayCom common stock will be issued and any holder of shares of PEB common stock entitled to receive a fractional share of BayCom common stock shall be entitled to receive a cash payment in lieu thereof, which payment shall be determined by multiplying (i) the BayCom Average Closing Price by (ii) the fraction of a share (after taking into account all shares of PEB common stock held by such holder at the Effective Time and rounded to the nearest one ten thousandth when expressed in decimal form) of BayCom common stock to which such holder would otherwise be entitled to receive hereunder. For purposes of this section, “BayCom Average Closing Price” means the average of the volume weighted price (rounded to the nearest one ten thousandth) of BayCom common stock on the Nasdaq Stock Market, Inc. (the “Nasdaq”), for the fifteen (15) consecutive trading days immediately preceding the Closing Date, and “Closing Date” means the date no later than the last day of the month (but no earlier than five (5) business days) after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in the Plan of Merger (other than those conditions that by their nature are to be satisfied or waived at the closing), unless extended by mutual agreement of the parties.

(iii)           Any shares of PEB common stock that are owned immediately prior to the Effective Time by PEB, BayCom or any BayCom subsidiary (other than shares of PEB common stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and other than shares of PEB common stock held, directly or indirectly, by PEB, BayCom or any BayCom subsidiary in respect of a debt previously contracted) shall automatically be cancelled and retired and shall cease to exist at the Effective Time of the Merger and no consideration shall be issued in exchange therefor.

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(iv)           Shares of PEB common stock that are “dissenting shares” within the meaning of Chapter 13 of the California General Corporation Law will not be converted as described in Section 3(a)(i), but from and after the Effective Time will represent only the right to receive such value as may be determined under Chapter 13 of the California General Corporation Law.

(v)            At the Effective Time, the stock transfer books of PEB will be closed and no transfer of PEB common stock theretofore outstanding will thereafter be made.

(b)            Shares of BayCom. BayCom has 110,000,000 shares of authorized stock, divided into 100,000,000 shares of common stock and 10,000,000 shares of preferred stock, and 10,693,425 shares of common stock outstanding. All shares of BayCom common stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

Section 3. General Provisions.

(a)            Satisfaction of Conditions and Obligations by PEB. The obligations of PEB to proceed with the closing are subject to the satisfaction at or prior to the closing of all of the conditions to the obligations of PEB under the Plan of Merger, any one or more of which, to the extent it is or they are waivable, may be waived, in whole or in part, by PEB.

(b)            Satisfaction of Conditions and Obligations by BayCom. The obligations of BayCom to proceed with the closing are subject to the satisfaction at or prior to the closing of all of the conditions to the obligations of BayCom under the Plan of Merger, any one or more of which, to the extent it is or they are waivable, may be waived, in whole or in part, by BayCom.

(c)            Termination. This Agreement may, by the mutual consent and action of the Boards of Directors of BayCom and PEB, be abandoned at any time before the filing of this Agreement with the California Secretary of State. This Agreement shall terminate prior to the Effective Time in the event that the Plan of Merger shall be terminated as provided therein.

(d)            Amendment. This Agreement may be amended by BayCom and PEB at any time prior to the Effective Time without the approval of the shareholders of BayCom or PEB with respect to any of its terms except any change in its principal terms, the terms relating to the form or amount of consideration to be delivered to PEB shareholders in the Merger or as may otherwise be required by the Plan of Merger or by law. This Agreement may only be amended by an instrument in writing signed on behalf of each of the parties hereto.

Section 4. Rules of Construction. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word “or” is used in the inclusive sense. Any and all documents or instruments referred to herein are incorporated herein by reference hereto as though fully set forth herein verbatim. If there is any conflict between the terms of this Agreement and the terms of the Plan of Merger, the terms of the Plan of Merger are to control.

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Section 5.  Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, and all of which shall be deemed but one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BAYCOM CORP

By:
Name:	George J. Guarini
Title:	President/CEO

By:
Name:	Keary L. Colwell
Title:	Corporate Secretary

PACIFIC ENTERPRISE BANCORP

By:
Name:	Brian Halle
Title:	Chief Executive Officer

By:
Name:	Jerro M. Otsuki
Title:	Corporate Secretary

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Certificate of Approval

of

Agreement of Merger

George J. Guarini and Keary L. Colwell certify that:

1.	They are the President/CEO and the Corporate Secretary, respectively, of BayCom Corp, a California corporation.

2.	The principal terms of the Agreement of Merger in the form attached were duly approved by the board of directors.

3.	BayCom Corp has only one class of shares outstanding and the total number of outstanding shares entitled to vote on the merger is _________ shares of common stock.

4.	The principal terms of the Agreement of Merger in the form attached hereto were approved by the vote of _____ shares or ____% of the outstanding shares entitled to vote of BayCom Corp. The vote required was more than 50% of the outstanding shares.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: ________, 2021
George J. Guarini, President

Keary L. Colwell, Corporate Secretary

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Certificate of Approval

of

Agreement of Merger

Brian Halle and Jerro M. Otsuki certify that:

1.	They are the President/CEO and the Corporate Secretary of Pacific Enterprise Bancorp, a California corporation.

2.	The principal terms of the Agreement of Merger in the form attached were duly approved by the board of directors of Pacific Enterprise Bancorp.

3.	Pacific Enterprise Bancorp has only one class of shares outstanding and the total number of outstanding shares entitled to vote on the merger is _________ shares of common stock.

4.	The principal terms of the Agreement of Merger in the form attached hereto were approved by the vote of _____ shares or ____% of the outstanding shares entitled to vote of PEB Financial Corporation. The vote required was more than 50% of the outstanding shares.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: __________, 2021
Brian Halle, Chief Executive Officer

Jerro M. Otsuki, Corporate Secretary

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EXHIBIT F

BANK AGREEMENT OF MERGER

This AGREEMENT OF MERGER, dated as of ________ __, 2021 (this “Merger Agreement”), is made and entered into by and between United Business Bank, a California-chartered commercial bank and wholly-owned subsidiary of BayCom Corp with a California Entity Number of C2644359 (“United Business Bank”) and Pacific Enterprise Bank, a California-chartered commercial bank and wholly-owned subsidiary of Pacific Enterprise Bancorp with a California Entity Number of C2933460.

WHEREAS, BayCom Corp, a California corporation and bank holding company of United Business Bank and Pacific Enterprise Bancorp, a California corporation and bank holding company of Pacific Enterprise Bank, have entered into an Agreement and Plan of Merger, dated as of September 7, 2021 (the “Plan of Merger”), providing, among other things, for the merger of Pacific Enterprise Bank with and into United Business Bank, with United Business Bank surviving the merger (the “Bank Merger”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Plan of Merger.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained in this Merger Agreement and the Plan of Merger, the parties to this Merger Agreement hereby agree that Pacific Enterprise Bank shall be merged with and into United Business Bank in accordance with the provisions of the laws of the State of California and upon the terms and subject to the conditions set forth as follows:

1.             The Bank Merger.

(a)            Effective Time. The Bank Merger shall be pursuant to the provisions of, and with the effect provided in, the California General Corporation Law and the California Financial Code, and the Bank Merger shall become effective upon the filing of a copy of this Merger Agreement (bearing the certification of the Secretary of State of the State of California) and all other requisite accompanying certificates in the office of the Commissioner of the California Department of Financial Protection and Innovation (the “Bank Merger Effective Time”).

(b)            Effect of the Merger. At the Bank Merger Effective Time, Pacific Enterprise Bank shall be merged with and into United Business Bank and the separate corporate existence of Pacific Enterprise Bank shall cease. United Business Bank shall be the Surviving Bank (the “Surviving Bank”) in the Bank Merger. At such time, without other transfer, all the property, rights, privileges, powers and franchises of Pacific Enterprise Bank shall vest in the Surviving Bank, and all debts, liabilities, obligations, restrictions, disabilities and duties of Pacific Enterprise Bank shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Bank. The separate existence of the Surviving Bank as a California-chartered commercial bank, with all its purposes, objects, rights, powers, privileges and franchises, shall continue unaffected and unimpaired by the Bank Merger.

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(c)            Name. The name of the Surviving Bank shall be “United Business Bank.”

2.             Corporate Governance.

(a)            Articles of Incorporation; Bylaws. From and after the Bank Merger Effective Time and until thereafter amended in accordance with applicable law, (i) the articles of incorporation of United Business Bank as in effect immediately prior to the Bank Merger Effective Time shall be the articles of incorporation of the Surviving Bank; and (ii) the bylaws of United Business Bank as in effect immediately prior to the Bank Merger Effective Time shall be the bylaws of the Surviving Bank.

(b)            Board of Directors. At the Bank Merger Effective Time, the directors and corporate officers of the Surviving Bank shall be those persons who are the directors and corporate officers of United Business Bank immediately prior to the Bank Merger Effective Time plus one director of Pacific Enterprise Bank who is mutually acceptable to each of the parties to this Merger Agreement and the Plan of Merger, and they shall continue to hold office from and after the Bank Merger Effective Time until they shall have resigned or shall have been legally removed or until respective successors shall have been elected and qualified.

3.             Effect of Merger on Outstanding Shares.

In and by virtue of the Bank Merger and at the Bank Merger Effective Time, pursuant to this Merger Agreement, the shares of United Business Bank common stock (“United Business Bank Stock”) and the shares of Pacific Enterprise Bank common stock (“Pacific Enterprise Bank Stock”) outstanding at the Bank Merger Effective Time shall be treated as follows:

(a)            United Business Bank Stock. Each share of United Business Bank Stock issued and outstanding immediately prior to the Bank Merger Effective Time shall remain an issued and outstanding share of common stock of United Business Bank and shall not be affected by the Bank Merger.

(b)            Pacific Enterprise Bank Stock. Each share of Pacific Enterprise Bank Stock issued and outstanding immediately prior to the Bank Merger Effective Time shall cease to be outstanding and shall be cancelled and retired without payment of any consideration therefor.

4.             General Provisions.

(a)            Termination and Agreement. The obligations of the parties to effect the Bank Merger shall be subject to all the terms and conditions contained in the Plan of Merger. Notwithstanding shareholder approval of this Merger Agreement, this Merger Agreement shall terminate forthwith in the event that the Plan of Merger shall be terminated as therein provided prior to the Bank Merger Effective Time.

(b)            Amendment. Subject to applicable law, this Merger Agreement may be amended by Pacific Enterprise Bank and United Business Bank at any time prior to the Bank Merger Effective Time. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

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(c)            Successors and Assigns. This Merger Agreement shall be binding upon and enforceable by the parties hereto and their respective successors, assigns and transferees, but this Merger Agreement may not be assigned by any party hereto without the written consent of the other.

(d)            Governing Law. This Merger Agreement has been executed in the state of California, and the laws of the state of California shall govern the validity and interpretation hereof and the performance by the parties hereto.

(e)            Counterparts. This Merger Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

UNITED BUSINESS BANK

By:
Name:	George J. Guarini
Title:	President/CEO

By:
Name:	Keary L. Colwell
Title:	Corporate Secretary

PACIFIC ENTERPRISE BANK

By:
Name:	Brian Halle
Title:	President/CEO

By:
Name:	Jerro M. Otsuki
Title:	Corporate Secretary

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Certificate of Approval

of

Agreement of Merger

George J. Guarini and Keary L. Colwell certify that:

1.	They are the President and the Corporate Secretary, respectively, of United Business Bank, a California-chartered commercial bank.

2.	The principal terms of the Agreement of Merger in the form attached were duly approved by the board of directors.

3.	No shareholder approval was required for the Agreement of Merger pursuant to Section 1201(b) of the California Corporations Code as all the shareholders of United Business Bank immediately prior to the merger will continue to own all the outstanding shares of United Business Bank after the merger.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: _____________ __, 2021
George J. Guarini, President

Keary L. Colwell, Corporate Secretary

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Certificate of Approval

of

Agreement of Merger

Brian Halle and Jerro M. Otsuki certify that:

1.	They are the President and the Corporate Secretary of Pacific Enterprise Bank, a California-chartered commercial bank.

2.	The principal terms of the Agreement of Merger in the form attached were duly approved by the board of directors of Pacific Enterprise Bank.

3.	Pacific Enterprise Bank has only one class of shares outstanding and the total number of outstanding shares entitled to vote on the merger is _________ shares of common stock.

4.	The principal terms of the Agreement of Merger in the form attached hereto were approved by the vote of the sole shareholder of Pacific Enterprise Bank which equaled 100% of the outstanding shares. The vote required was 100% of the outstanding shares.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: _____________ __, 2021
Brian Halle, President

Jerro M. Otsuki, Corporate Secretary

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